Exhibit 10.1
EXECUTION VERSION

MASTER TRANSACTION AGREEMENT
dated as of June 25, 2025
by and among
AMERICAN GENERAL LIFE INSURANCE COMPANY,
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK,
(referred to as the Ceding Companies)
CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
(referred to as the Reinsurer)
and, solely with respect to Article IX hereto,
VENERABLE HOLDINGS, INC.
(referred to as the Guarantor)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].”

i

EXHIBITS
Exhibit A	Form of Reinsurance Agreement
Exhibit B	Form of Trust Agreement
Exhibit C	Form of Guarantee
Exhibit D	Form of Membership Interest Purchase Agreement
SCHEDULES
Schedule 1.01(a) Ceding Company Knowledge Persons
Schedule 1.01(b) Reinsurer Knowledge Persons
Schedule 1.01(c) Reference Net Settlement Statement
Schedule 1.01(d) Required Regulatory Approvals
Schedule 1.01(e) Asset Portfolio
Schedule 1.01(f) Initial Premium Roll-Forward Model
Schedule 2.03 Asset Selection Protocol
Schedule 3.09(h) Insurance Regulatory Matters
Schedule 3.20 Specified Data
Schedule 5.08 Information Planning
Schedule 5.10 Derivative Protocols
Schedule M-1 Form of Pro Forma Information Report

This MASTER TRANSACTION AGREEMENT (including all schedules and exhibits hereto, this “Agreement”), dated as of June 25, 2025, is made by and among American General Life Insurance Company, a Texas-domiciled insurance company (the “Texas Ceding Company”), The United States Life Insurance Company in the City of New York, a New York-domiciled insurance company (the “New York Ceding Company” and, together with the Texas Ceding Company, the “Ceding Companies”), Corporate Solutions Life Reinsurance Company, an Iowa-domiciled insurance company (the “Reinsurer”), and, solely with respect to Article IX, Venerable Holdings, Inc., a Delaware corporation (the “Guarantor”). Each of the Ceding Companies and the Reinsurer and, solely with respect to Article IX, the Guarantor, shall be referred to herein as a “Party” and, together, the “Parties.”
PRELIMINARY STATEMENTS
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements, the Ceding Companies wish to transfer to the Reinsurer, and the Reinsurer wishes to acquire and discharge, as applicable, certain assets and liabilities associated with the Business (as hereinafter defined);
WHEREAS, in furtherance thereof, it is contemplated that, upon the terms and subject to the conditions set forth in this Agreement:
(a) (i) the Texas Ceding Company and the Reinsurer will enter into a Coinsurance and Modified Coinsurance Agreement at the Texas Closing, substantially in the form attached as Exhibit A hereto (the “Texas Reinsurance Agreement”), and (ii) the New York Ceding Company and the Reinsurer will enter into a Coinsurance and Modified Coinsurance Agreement at the New York Closing, substantially in the form attached as Exhibit A hereto (the “New York Reinsurance Agreement” and, together with the Texas Reinsurance Agreement, the “Reinsurance Agreements”), pursuant to which, upon the terms and subject to the conditions set forth therein, the applicable Ceding Company will cede to the Reinsurer, and the Reinsurer will reinsure, on a combined coinsurance and modified coinsurance basis, one hundred percent (100%) of the applicable Reinsured Liabilities with respect to the variable annuity contracts described therein;
(b) (i) the Texas Ceding Company and the Reinsurer will enter into a trust agreement at the Texas Closing with the Trustee, substantially in the form attached as Exhibit B hereto (the “Texas Trust Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Reinsurer will establish with the Trustee a trust account for the sole use and benefit of the Texas Ceding Company to further collateralize its obligations under the Texas Reinsurance Agreement (the “Texas Trust Account”) and (ii) the New York Ceding Company and the Reinsurer will enter into a trust agreement at the New York Closing with the Trustee, substantially in the form attached as Exhibit B hereto (the “New York Trust Agreement” and, together with the Texas Trust Agreement, the “Trust Agreements”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Reinsurer will establish with the Trustee a trust account for the sole use and benefit of the New York Ceding Company to further collateralize its obligations under the New York Reinsurance Agreement (the “New York Trust Account” and, together with the Texas Trust Account, the “Trust Accounts”); and

(c) at the Texas Closing, Guarantor and each Ceding Company will enter into a Guarantee substantially in the form attached as Exhibit C hereto (the “Guarantee”); and
WHEREAS, on the date hereof, the Texas Ceding Company (in such capacity, the “Seller”) and the Guarantor (in such capacity, the “Buyer”) entered into a Membership Interest Purchase Agreement in the form attached as Exhibit D hereto (the “Membership Interest Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Membership Interest Purchase Agreement, the Seller will sell to the Buyer and the Buyer will purchase from the Seller all of the outstanding equity interests of SAAMCo (the consummation of such purchase in accordance with the Membership Interest Purchase Agreement, the “SAAMCo Closing”).
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.01Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
“Action” means any civil, criminal, administrative or regulatory claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand or other similar proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Actuarial Appraisal” shall have the meaning set forth in Section 3.12.
“Adjustment Report” shall have the meaning set forth in Section 2.05(e)(iv).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. For the avoidance of doubt, (a) except with respect to the definition of “Reinsurer Indemnified Persons,” the definition of “Representatives” (solely for purposes of Section 3.20, Section 4.11, Section 5.02(a), Section 5.03, Section 5.04(b), and Section 7.03), clause (vi) of the definition of “Reinsurer Material Adverse Effect” and Section 4.10, Section 5.04(b), Section 5.05 and Section 9.03 (in which cases, the Persons listed in clauses (i), (ii) and (iii) shall be deemed “Affiliates” of the Reinsurer and its Subsidiaries), none of the following groups of Persons or their Subsidiaries shall be considered “Affiliates” of the Reinsurer or any of its Subsidiaries for purposes of this Agreement: (i) Apollo Global Management, Inc., Crestview Advisors LLC or Reverence Capital Partners L.P., (ii) any pooled investment vehicle, fund, managed account or other client to which any entity described in clause (i) or its Subsidiaries provide investment advice or otherwise serve in a fiduciary capacity or (iii) any portfolio company in which the entities described in clause (ii) directly or indirectly hold investments; provided, that VA Capital Company LLC, the Guarantor and their respective Subsidiaries shall be considered Affiliates of the Reinsurer, and (b) except with respect to the definition of “Ceding Company Indemnified Persons,” the definition of “Representatives” (solely for purposes of Section 3.20, Section 4.11, Section 5.03, and Section 7.03), clause (vi) of the definition of “Business Material Adverse Effect,” and Section 4.10, Section 5.04(b), Section 5.05 and Section 9.03 (in which cases, the Persons listed in clauses (i), (ii) and (iii) shall be deemed “Affiliates” of the Ceding Companies and their respective Subsidiaries), none of the following groups of Persons or their Subsidiaries shall be considered “Affiliates” of the Ceding Companies or any of their Subsidiaries for purposes of this Agreement: (x) equity owners of Baton, (y) any pooled investment vehicle, fund, managed account or other client to which any entity described in clause (x) or its Subsidiaries (excluding Baton and its subsidiaries) provide investment advice or otherwise serve in a fiduciary capacity or (z) any portfolio company in which the entities described in clause (y) directly or indirectly hold investments.
“Aggregate Required Balance” shall have the respective applicable meaning set forth in each Reinsurance Agreement.
“AGL/SAAMCo Fee Agreement” shall have the meaning set forth in the Membership Interest Purchase Agreement.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Allocation” shall have the meaning set forth in Section 2.06.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar applicable Laws that apply to the applicable Ceding Company or the Business.
“Applicable Privacy Laws” means applicable Laws relating to the Processing of Personal Information, and breach notification Laws requiring notification to Person or Governmental Authority in the event of security breaches.
“Asset List” shall have the meaning set forth in Section 2.03(a)(i).
“Asset Portfolio” means the Investment Assets of the applicable Ceding Company set forth on the attached Schedule 1.01(e) as may be adjusted in accordance with the terms of Schedule 2.03 or as otherwise agreed between the Reinsurer and the applicable Ceding Company.
“Asset Selection Protocol” shall mean the asset selection protocol set forth in Section II on Schedule 2.03.
“Asset Selection Statement” shall have the meaning set forth on Schedule 2.03.
“Baton” means Corebridge Financial, Inc.

“Books and Records” means all books and records in the possession or control of either Ceding Company or any of its respective Affiliates to the extent related to the Business, including administrative records, claim records, sales records, underwriting records, financial records, tax records, reinsurance records and compliance records, in whatever form maintained, but excluding (i) certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books, stock records and other corporate records relating to the corporate organization or capitalization of each such Ceding Company, (ii) Tax returns or records of each such Ceding Company to the extent related to income taxes of each such Ceding Company or its Affiliates, (iii) files, records, data and information relating to any employee of a Ceding Company or its Affiliates, (iv) benefit plan records with respect to any employee or other service provider of a Ceding Company or its Affiliates, (v) books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine, (vi) any materials prepared for the boards of directors of a Ceding Company or its Affiliates, or for any committees of any boards of directors, (vii) consolidated regulatory filings made by a Ceding Company or its Affiliates and any related correspondence with Governmental Authorities, except to the extent the information contained therein relates to the Business and is not otherwise included in a Book or Record, (viii) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, a Ceding Company and its Affiliates, Representatives or other advisors with respect to the negotiation or valuation of the transactions contemplated hereunder or any other potential sale by a Ceding Company or its Affiliates of all or any part of the Business (whether by reinsurance, stock sale, merger or otherwise) and (ix) documentation describing or embodying any proprietary processes, models, methodologies (but, for the avoidance of doubt, not excluding the underlying data (including actuarial data) contained in such models and methodologies to the extent otherwise included in a Book or Record), software, databases, and other proprietary or confidential intellectual property, including any internal actuarial models used or developed by a Ceding Company or its Affiliates, whether in connection with the Reinsured Contracts or otherwise.
“Burdensome Condition” means any condition, limitation or qualification imposed by a Governmental Authority on its grant of any consent, authorization, order, approval or exemption that a Party seeks to obtain in connection with the transactions contemplated by this Agreement that, individually or in the aggregate with all such conditions, limitations or qualifications, would or would reasonably be expected to (a) with respect to the Ceding Companies, (i) (x) be adverse to a material extent to Baton and its Subsidiaries, taken as a whole, or (y) have a non-de minimis adverse impact on any individual Control Investor and its Affiliates (excluding Baton and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, from and after each Closing, (ii) require or involve any Support Arrangement by Baton or any of its Subsidiaries, either Ceding Company, any Control Investor thereof or their respective Affiliates for the benefit of the Ceding Companies or any reinsurance counterparty of the Ceding Companies (including the Reinsurer), (iii) for purposes of complying with Laws relating to competition, require or involve the sale, disposition or separate holding through the establishment of trust or otherwise, before or after the Closing, of any businesses, operations or assets, or any interests therein, of either Ceding Company, any Control Investor thereof, or any of their respective Affiliates or the Business that (A) has or would reasonably be expected to have a material adverse effect on Baton and its Subsidiaries, taken as a whole, or (B) has or would reasonably be expected to have a non-de minimis adverse impact on any individual Control Investor and its Affiliates (excluding Baton and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, (iv) require or involve any modification of either of the Reinsurance Agreements that (A) is or would reasonably be expected to be adverse to a material extent to Baton or the applicable Ceding Company and its Subsidiaries or the Business, taken as a whole, or (B) has or would reasonably be expected to have a non-de minimis adverse impact on any individual Control Investor and its Affiliates (excluding Baton and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, (v) require or involve any modification of any Control Investor’s existing, as in existence on the date hereof, business plans, including any existing, as in existence on the date hereof, affiliated party arrangements, that has or would reasonably be expected to have a non-de minimis adverse impact on such individual Control Investor and its Affiliates (excluding Baton and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, or (vi) require or involve any material increase in the amount of capital which either Ceding Company would be required to hold on or after the applicable Closing to support the Business compared to the amount contemplated by such business plan in the absence of any such condition, limitation or qualification, and (b) with respect to the Reinsurer, (i) (x) be adverse to a material extent to Reinsurer Parent and its Subsidiaries (including the Business), taken as a whole, or (y) have a non-de minimis adverse impact on any individual Control Investor and its Affiliates (excluding Reinsurer Parent and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, from and after each Closing, (ii) have a Business Material Adverse Effect, (iii) for purposes of complying with Laws relating to competition, require or involve the sale, disposition or separate holding through the establishment of trust or otherwise, before or after the Closing, of any businesses, operations or assets, or any interests therein, of the Reinsurer, any Control Investor, or any of their respective Affiliates or the Business that (A) has or would reasonably be expected to have a material adverse effect on Reinsurer Parent and its Subsidiaries (including the Business), taken as a whole, or (B) has or would reasonably be expected to have a non-de minimis adverse impact on any individual Control Investor and its Affiliates (excluding Reinsurer Parent and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, (iv) require or involve any modification of either of the Reinsurance Agreements that (A) is or would reasonably be expected to be adverse to a material extent to the Reinsurer Parent and its Subsidiaries (including the Business), taken as a whole, or (B) has or would reasonably be expected to have a non-de minimis adverse impact on any individual Control Investor and its Affiliates (excluding Reinsurer Parent and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, (v) require or involve any modification of any Control Investor’s existing, as in existence on the date hereof, business plans, including any existing affiliated party arrangements, as in existence on the date hereof, that has or would reasonably be expected to have a non-de minimis adverse impact on such individual Control Investor and its Affiliates (excluding Reinsurer Parent and its Subsidiaries), taken as a whole with respect to such individual Control Investor and its Affiliates, (vi) require or involve any Support Arrangement by a Control Investor for the benefit of the Reinsurer or any ceding company of the Reinsurer (including the Ceding Companies), (vii) require or involve any material increase in the amount of capital which the Reinsurer would be required to hold on or after the applicable Closing to support the Business compared to the amount contemplated by such business plan in the absence of any such condition, limitation or qualification, or (viii) adversely affect to a material extent the aggregate economic benefits of the transaction reasonably expected to be obtained by the Reinsurer and its Affiliates, taken as whole, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.
“Business” means the Texas Business and the New York Business, as applicable, or, where applicable, collectively.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Business, taken as a whole; provided that no adverse effect of any event, change, circumstance development, condition or occurrence resulting from or arising out of any of the following shall constitute or be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in the United States or global economy or capital, financial or securities markets or conditions, including prevailing interest rates, currency exchange rates or price levels, equity or debt prices or trading volumes in the United States or foreign securities markets, (ii) political conditions generally (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or any Contagion Event, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, (iii) compliance with the terms of, or the taking of any action required by, this Agreement or the other Transaction Agreements, (iv) the public announcement of any of the transactions contemplated by this Agreement or the other Transaction Agreements, including the identity of, or facts related to, the Reinsurer, (v)  changes or prospective changes in applicable Law, GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, (vi) any action taken by the Reinsurer or its Affiliates in breach of this Agreement, (vii) any action taken by any Ceding Company or its Affiliates at the express written request of the Reinsurer, (viii) any change (or threatened change) in the credit, financial strength or other ratings (it being understood that the facts and circumstances contributing to such change (or threatened change) may be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder) of either Ceding Company or any of their Affiliates, (ix) any change in the value of any of the Investment Assets of either Ceding Company (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder), or (x) any failure by any Ceding Company to achieve any earnings, premiums written or other financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder); provided that, notwithstanding the foregoing, with respect to clauses (i), (ii) and (v) above, such fact, circumstance, change or effect shall be taken into account in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Ceding Companies or the Business as compared to the business of other participants engaged in the industries in which the Business operates; or (b) a material impairment or delay of the ability of any Ceding Company Party to perform its material obligations under this Agreement or the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Buyer” shall have the meaning set forth in the recitals hereto.
“Buyer Material Adverse Effect” shall have the meaning set forth in the Membership Interest Purchase Agreement.
“Cap” shall have the meaning set forth in Section 8.03(a).
“Ceding Commission” means the Texas Ceding Commission or the New York Ceding Commission, as applicable.
“Ceding Companies” shall have the meaning set forth in the preamble hereto.
“Ceding Companies Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Ceding Companies to the Reinsurer in connection with the execution and delivery of this Agreement.
“Ceding Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Incorporation and Authority of the Ceding Companies), Section 3.02(a) (No Conflict), Section 3.03 (Consents and Approvals) and Section 3.11 (Brokers).
“Ceding Company Indemnified Persons” shall have the meaning set forth in Section 8.02(b).
“Ceding Companies Intellectual Property” means any and all Intellectual Property that is owned by the Ceding Companies (or that the Ceding Companies claim or purport to own).
“Ceding Company Party” means any Ceding Company or any Affiliate of such Ceding Company that is a party to any Transaction Agreement, if any.
“Ceding Company Specified Representations” the representations and warranties set forth in Section 3.20 (Specified Data).
“Claim Notice” shall have the meaning set forth in Section 8.05(a).
“Closing” means the Texas Closing and the New York Closing, as applicable.
“Closing Date” means the Texas Closing Date and the New York Closing Date, as applicable.

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Material Adverse Effect” shall have the meaning set forth in the Membership Interest Purchase Agreement.
“Confidential Information” with respect to a Party, means any and all information in any format (whether or not specifically labeled or identified as confidential, and whether oral, written or in any electronic medium) provided by, made available by or obtained on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the applicable Ceding Company and its Affiliates, all information pertaining to models, systems, products or other commercial, technical, financial, confidential or proprietary information and Non-Public Personal Information and all data relating to the Policyholders of the Reinsured Contracts which are maintained, processed or generated by the applicable Ceding Company or, if applicable, the Reinsurer in connection with the Reinsured Liabilities and including the contents of this Agreement or the other Transaction Agreements not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided, that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (b) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (c) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; and provided, further, that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.04(a).
“Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic or any worsening thereof or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority or quasigovernmental authority in response thereto.
“Contract” means, with respect to any Person, any contract, lease, license, sublicense, commitment, loan or credit agreement, indenture, agreement or other commitment or obligation to which such Person is a party or is otherwise subject or bound.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Control Investor” means each Person who holds, or will hold as of each Closing, ten percent (10%) or more of the outstanding voting equity interests of the Reinsurer or Baton, as applicable, on a direct or indirect basis, or would otherwise be deemed to be a controlling person pursuant to any applicable Law or otherwise or by an applicable Insurance Regulator.

“Data Room” means the electronic data site titled “Baton” established by the Ceding Companies and maintained by SmartRoom.
“Deductible” shall have the meaning set forth in Section 8.03(a).
“Derivatives Funds Withheld Account” shall have the meaning set forth in the Reinsurance Agreements.
“Disclosing Party” shall have the meaning set forth in Section 5.04(b).
“Dispute Notice” shall have the meaning set forth in Section 2.05(e)(i).
“Effective Time” means the Texas Effective Time and the New York Effective Time, as applicable.
“Eligible Assets” shall have the meaning set forth in each Reinsurance Agreement.
“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Separate Accounts” shall have the meaning set forth in Section 3.13(a).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.03(a).
“Estimated Initial Aggregate Required Balance” shall have the meaning set forth in Section 2.03(a)(i).
“Estimated Initial Premium” shall have the meaning set forth in Section 2.03(a)(i).
“Estimated Initial Trust Account Required Balance” shall have the meaning set forth in Section 2.03(a)(i).
“Estimated Transferred Asset Value” shall have the meaning set forth in Section 2.03(a)(ii).
“Existing Reinsurance Contracts” shall have the meaning set forth in Section 3.10(a).
“Fair Market Value” shall have the meaning set forth in each Reinsurance Agreement.
“Final Derivatives Portfolio” shall have the meaning set forth in Schedule 5.10.
“Final Closing Statement” means the final form of the applicable Subject Closing Statement as finally determined pursuant to Section 2.05.
“Final IMR Amortization Schedule” shall have the meaning set forth in Section 2.05(d).

“Final Initial Aggregate Required Balance” means the Initial Aggregate Required Balance reflected on the applicable Final Closing Statement.
“Final Initial Premium” means the Initial Premium reflected on the applicable Final Closing Statement.
“Final Initial Trust Account Required Balance” means the Initial Trust Account Required Balance reflected on the applicable Final Closing Statement.
“Final Transferred Asset Value” means the applicable Transferred Asset Value reflected on the Final Closing Statement plus the Transferred Cash Value.
“Financial Statements” shall have the meaning set forth in Section 3.04(a).
“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by a Person made with the express intent of inducing any other party to enter into this Agreement or any other Transaction Agreement and upon which such other party has reasonably relied to its detriment; provided, however, that “Fraud” shall not include any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.
“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.
“General Account Liabilities” shall have the meaning set forth in each Reinsurance Agreement.
“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, board, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.
“Governmental Order” means any binding and enforceable order, writ, judgment, ruling, injunction, decree, stipulation, determination, pronouncement or award entered by or with any Governmental Authority.
“Guarantee” shall have the meaning set forth in the recitals hereto.
“Guarantor” shall have the meaning set forth in the preamble hereto.
“Guarantor Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Guarantor and its Subsidiaries, taken as a whole; provided that no adverse effect of any event, change, circumstance development, condition or occurrence resulting from or arising out of any of the following shall constitute or be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in the United States or global economy or capital, financial or securities markets or conditions, including prevailing interest rates, currency exchange rates or price levels, equity or debt prices or trading volumes in the United States or foreign securities markets, (ii)  political conditions generally (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or any Contagion Event, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, (iii) compliance with the terms of, or the taking of any action required by, this Agreement or the other Transaction Agreements, (iv) the public announcement of any of the transactions contemplated by this Agreement or the other Transaction Agreements, including the identity of, or facts related to, either Ceding Company, (v)  changes or prospective changes in applicable Law, GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, (vi) any action taken by any Ceding Company or its Affiliates in breach of this Agreement, (vii) any action taken by the Guarantor at the express written request of either Ceding Company, (viii) any change (or threatened change) in the credit, financial strength or other ratings (it being understood that the facts and circumstances contributing to such change (or threatened change) may be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder) of the Reinsurer or any of its Affiliates, (ix) any change in the value of any of the investment assets of the Reinsurer (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder), or (x) any failure by the Reinsurer to achieve any earnings, premiums written or other financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder); provided that, notwithstanding the foregoing, with respect to clauses (i), (ii) and (v) above, such fact, circumstance, change or effect shall be taken into account in determining whether a Guarantor Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Guarantor and its Subsidiaries, taken as a whole, as compared to other participants in the industries or markets in which the Guarantor and its Subsidiaries operate.
“Indemnifiable Losses” shall have the meaning set forth in Section 8.04(a).
“Indemnitee” shall have the meaning set forth in Section 8.04(b).
“Indemnitor” shall have the meaning set forth in Section 8.04(c).
“Indemnity Payment” shall have the meaning set forth in Section 8.04(d).
“Independent Accounting Firm” shall have the meaning set forth in Section 2.05(e)(iii).
“Independent Actuary” shall have the meaning set forth in Section 2.05(e)(iii).

“Information Testing Period” shall have the meaning set forth in Section 5.08.
“Initial Aggregate Required Balance” shall have the meaning set forth in the applicable Reinsurance Agreement.
“Initial Premium” shall have the meaning set forth in each Reinsurance Agreement.
“Initial Premium Roll-Forward Model” means the initial premium roll-forward model attached as Schedule 1.01(f) hereto.
“Initial Trust Account Required Balance” shall have the meaning set forth in the applicable Reinsurance Agreement.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means any intellectual property rights with respect to the following, whether or not registered: (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part and reissues thereof), (b) trademarks, service marks, trade names, trade dress, logos, domain names (including registrations and applications therefor), and any goodwill associated therewith, any and all common law rights therein, and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”), (c) works of authorship, copyrightable works (including Software), and copyrights, whether or not registered or published (including registrations and applications for registration thereof), and (d) trade secrets and confidential financial information, customer lists, know-how, and other similar proprietary rights.
“Interest Rate” has the meaning set forth in the applicable Reinsurance Agreement.
“Interim Aggregate Required Balance” means the interim Aggregate Required Balance calculated from the applicable Interim Closing Statement.
“Interim Closing Statement” shall have the meaning set forth in Section 2.04(a).
“Interim Initial Premium” means the interim Initial Premium calculated from the applicable Interim Closing Statement.
“Interim Transferred Asset Value” means the interim Transferred Asset Value calculated from the applicable Interim Closing Statement.
“Interim True-Up Date” shall have the meaning set forth in Section 2.04(b).
“Investment Assets” means investment assets owned by, or held in trust for the benefit of, each Ceding Company, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives.

“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means: (a) in the case of the Ceding Companies, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(a) and (b) in the case of the Reinsurer, the actual knowledge, after reasonable inquiry, of those Persons listed on Schedule 1.01(b).
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, rule, regulation, code, written administrative interpretation or principle of common law or equity imposed by a Governmental Authority and any Governmental Order.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, attachment, security interest or other similar encumbrance or lien.
“Losses” means any and all damages, judgments, awards, liabilities, losses, penalties, Taxes, obligations, claims of any kind or nature, fines, costs and expenses (including reasonable fees and expenses of attorneys, auditors, actuaries, consultants and other agents).
“Material Contract” means each Contract in force as of the date hereof to which either Ceding Company or any of their Affiliates is a party, in each case, that (i) relates to the provision by a third party of material administrative, claims or investment management services with respect to the Reinsured Contracts or (ii) is a Contract providing for the use of a mutual fund organization’s mutual funds as investment options in respect of the Business or the payment to either Ceding Company or their Affiliates of distribution service fees, administrative service fees, shareholder service fees, revenue sharing or other payments relating to the offering of such mutual funds as investment options for the Business.
“Membership Interest Purchase Agreement” shall have the meaning set forth in the recitals hereto.
“Metrics” shall have the meaning set forth on Schedule 2.03.
“New York Business” means the marketing, underwriting, selling, distributing, delivering, issuing, insuring, reinsuring, cancelling and administering of the New York Reinsured Contracts (including General Account Liabilities and Separate Account Liabilities (each as defined under the New York Reinsurance Agreement)) of the New York Ceding Company.
“New York Ceding Commission” means the amount set forth in cell T25 of tab “IP Roll-Forward Model” of the Initial Premium Roll-Forward Model.
“New York Ceding Company” shall have the meaning set forth in the preamble hereto.
“New York Closing” shall have the meaning set forth in Section 2.01(b).

“New York Closing Aggregate Transferred Asset Value” shall have the meaning set forth in Section 2.02(b)(iii).
“New York Closing Date” shall have the meaning set forth in Section 2.01(b).
“New York Closing Transaction Agreements” means the New York Reinsurance Agreement, the New York Trust Agreement and the USL/SAAMCo Fee Agreement.
“New York Effective Time” shall have the meaning set forth in Section 2.01(b).
“New York Reinsurance Agreement” shall have the meaning set forth in the recitals hereto.
“New York Reinsured Contracts” shall have the meaning ascribed to the term “Reinsured Contract” set forth in the New York Reinsurance Agreement.
“New York Trust Agreement” shall have the meaning set forth in the recitals hereto.
“Non-Public Personal Information” means any non-public personally identifiable information concerning or relating to a Ceding Company’s past, current or prospective applicants, customers, clients, policy owners, contract holders, insureds, claimants, and beneficiaries of Reinsured Contracts or other contracts issued by such Ceding Company, and its representatives, including information considered as “non-public personal information” as that term is defined in the Gramm-Leach-Bliley Act, as amended, and implementing regulations, 15 U.S.C. § 6809(4); “protected health information” as defined in 45 C.F.R. § 160.103; “Personal Information” as defined in the California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5); or other similar terms as defined by Applicable Privacy Laws.
“Outside Date” shall have the meaning set forth in Section 7.01(b).
“Party” or “Parties” shall have the meaning set forth in the preamble hereto.
“Permits” shall have the meaning set forth in Section 3.08(a).
“Permitted or Prescribed Accounting Practice” shall have the meaning set forth in Section 3.04(c).
“Permitted Liens” means (a) any Lien arising from any act of the Reinsurer or any of its Affiliates, (b) clearing and settlement Liens created in connection with investment properties created in the ordinary course of clearing and settling investment transactions, including broker liens and, limited in the case of any Transferred Assets to the extent such Liens do not survive Closing, securities lending transactions and repurchase agreements, (c) restrictions on transfer under applicable securities Laws, (d) any Lien created or imposed by the Trustee under each Trust Agreement and any customary interests of nominees, custodians, brokers, clearinghouses or similar intermediaries and (e) prior to the Closing, any other Liens that do not, individually or in the aggregate, materially detract from or impair the value of or materially interfere with or prohibit the existing or reasonably contemplated use or operation of the asset affected by such Lien.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint-stock company, trust, governmental, judicial or regulatory body, business unit, division, association or organization or other legal entity.
“Personal Information” means “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined in Applicable Privacy Laws.
“Pre-Closing Tax Period” means any Tax period ending on or before the applicable Closing Date and, with respect to a Tax period that begins on or before the applicable Closing Date and ends thereafter, the portion of such Tax period ending at the completion of the applicable Closing Date.
“Preliminary Derivatives Portfolio” shall have the meaning set forth in Schedule 5.10.
“Priority Information” means Items 1a, 1b, 1d, 3a and 27 of Schedule 5.08.
“Privacy Requirements” means Applicable Privacy Laws, the requirements under each Reinsured Contract relating to the Processing of Personal Information applicable to the Ceding Companies with respect to the Business, and to the extent applicable, the Payment Card Industry Data Security Standard.
“Pro Forma Information Report” shall have the meaning set forth in Section 5.08.
“Proceeding” shall have the meaning set forth in Section 9.19.
“Processing,” “Process” or “Processed” means, with respect to Personal Information, any collection, access, acquisition, storage, protection, use, disposal, disclosure, destruction, transfer, modification, or any other processing (as defined by any Applicable Privacy Laws) of Personal Information.
“Product Tax Matter” means any breach of a representation or warranty set forth in Section 3.18.
“Product Tax Representations” means the representations and warranties of the Ceding Companies set forth in Section 3.18.
“Product Tax Rules” means the Tax Laws applicable to the Reinsured Contracts, including (a) Laws specifying the requirements for the Reinsured Contracts to qualify for certain Tax treatment (including the monitoring of the Reinsured Contracts for qualification for such Tax treatment) and (b) the Tax reporting, withholding and disclosure rules applicable to the Reinsured Contracts. For the avoidance of doubt, “Product Tax Rules” include Sections 72, 101,

817, 7702, 7702A and 7702B of the Code and the Treasury Regulations promulgated thereunder, and related administrative guidance and judicial interpretations.
“Quota Share” shall, as applicable to each such Ceding Company severally and not jointly, have the meaning set forth in the applicable Reinsurance Agreement.
“Receiving Party” shall have the meaning set forth in Section 5.04(b).
“Reference Net Settlement Statement” means the pro forma general account net settlement statement attached hereto as Schedule 1.01(c).
“Registered Separate Account” shall have the meaning set forth in Section 3.13(c).
“Reinsurance Agreements” shall have the meaning set forth in the recitals hereto.
“Reinsured Contracts” means the Texas Reinsured Contracts and the New York Reinsured Contracts, collectively.
“Reinsured Liabilities” shall have the meaning set forth in the applicable Reinsurance Agreement.
“Reinsurer” shall have the meaning set forth in the preamble hereto.
“Reinsurer Cap” shall have the meaning set forth in Section 8.03(b).
“Reinsurer Deductible” shall have the meaning set forth in Section 8.03(b).
“Reinsurer Financial Statements” shall have the meaning set forth in Section 4.07.
“Reinsurer Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Incorporation and Authority of Reinsurer), Section 4.02(a) (No Conflict), Section 4.03 (Consents and Approvals) and Section 4.09 (Brokers).
“Reinsurer Indemnified Persons” shall have the meaning set forth in Section 8.02(a).
“Reinsurer Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Reinsurer; provided that no adverse effect of any event, change, circumstance development, condition or occurrence resulting from or arising out of any of the following shall constitute or be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in the United States’ or global economy or capital, financial or securities markets or conditions, including prevailing interest rates, currency exchange rates or price levels, equity or debt prices or trading volumes in the United States’ or foreign securities markets, (ii) political conditions generally (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or any Contagion Event, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, (iii) compliance with the terms of, or the taking of any action required by, this Agreement or the other Transaction Agreements,

(iv) the public announcement of any of the transactions contemplated by this Agreement or the other Transaction Agreements, including the identity of, or facts related to, either Ceding Company, (v)  changes or prospective changes in applicable Law, GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, (vi) any action taken by any Ceding Company or its Affiliates in breach of this Agreement, (vii) any action taken by the Reinsurer or its Affiliates at the express written request of the Ceding Companies, (viii) any change (or threatened change) in the credit, financial strength or other ratings (it being understood that the facts and circumstances contributing to such change (or threatened change) may be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder) of the Reinsurer or any of its Affiliates, (ix) any change in the value of any of the investment assets of the Reinsurer (it being understood that the facts and circumstances contributing to such change may be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder), or (x) any failure by the Reinsurer to achieve any earnings, premiums written or other financial projections or forecasts (it being understood that the facts and circumstances contributing to such failure may be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would reasonably be expected to occur unless otherwise excluded hereunder); provided that, notwithstanding the foregoing, with respect to clauses (i), (ii) and (v) above, such fact, circumstance, change or effect shall be taken into account in determining whether a Reinsurer Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Reinsurer, as compared to other participants in the industries or markets in which the Reinsurer and its Subsidiaries operate; or (b) a material impairment or delay of the ability of the Reinsurer to perform its material obligations under this Agreement or the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Reinsurer Obligations” shall have the meaning set forth in Section 9.21.
“Reinsurer Parent” means VA Capital Company LLC.
“Reinsurer Party” means the Reinsurer or any Affiliate of the Reinsurer that is a party to any Transaction Agreement.
“Reinsurer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Reinsurer to the Ceding Companies in connection with the execution and delivery of this Agreement.
“Representative” of a Person means such Person’s Affiliates and the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Required Balance Model and Calculation Methodologies” shall have the meaning set forth in the applicable Reinsurance Agreement.

“Required Regulatory Approvals” means the consents, approvals, waivers, authorizations, notice and filings set forth on Schedule 1.01(d).
“Reserves” shall have the meaning set forth in Section 3.14.
“Resolution Period” shall have the meaning set forth in Section 2.05(e)(iii).
“Review Period” shall have the meaning set forth in Section 2.05(e).
“SAAMCo” means SunAmerica Asset Management, LLC.
“SAAMCo Assumed Liabilities” shall have the meaning ascribed to the term “Assumed Liabilities” in the Membership Interest Purchase Agreement.
“SAAMCo Business” shall have the meaning ascribed to the term “Business” in the Membership Interest Purchase Agreement.
“SAAMCo Buyer Fundamental Representations” mean the representations and warranties contained in Section 4.01 (Organization and Authority), Section 4.02(i) (No Conflict) and Section 4.09 (No Broker) of the Membership Interest Purchase Agreement.
“SAAMCo Closing” shall have the meaning set forth in the recitals hereto.
“SAAMCo Closing Date” shall have the meaning ascribed to the term “Closing Date” in the Membership Interest Purchase Agreement.
“SAAMCo Fundamental Representations” shall have the meaning ascribed to the term “Fundamental Representations” in the Membership Interest Purchase Agreement.
“SAAMCo Pre-Closing and Excluded Liabilities” shall have the meaning ascribed to the term “Pre-Closing and Excluded Liabilities” in the Membership Interest Purchase Agreement.
“SAAMCo Seller Fundamental Representations” mean the representations and warranties contained in Section 3.01 (Organization and Authority), Section 3.02(i) (No Conflict), Section 3.04 (Subsidiaries), Section 3.05 (Capitalization), Section 3.22 (No Broker) of the Membership Interest Purchase Agreement.
“SAAMCo Tax Representations” means the representations and warranties set forth in Section 3.09 of the Membership Interest Purchase Agreement.
“SAP” means the statutory accounting principles and practices prescribed or permitted by (a) the New York State Department of Financial Services (with respect to the New York Ceding Company), (b) the Texas Department of Insurance (with respect to the Texas Ceding Company) or (c) the Iowa Insurance Division (with respect to the Reinsurer), each as in effect at the relevant time.
“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.
“Seller” shall have the meaning set forth in the recitals hereto.
“Separate Account Liabilities” shall have the meaning set forth in each Reinsurance Agreement.
“Separate Accounts” shall have the meaning set forth in Section 3.13(a).
“Software” means all computer software (including HTML code, macros, applications, firmware, middleware and other software embedded in hardware devices), including assemblers, applets, compilers, macros, spreadsheets, utilities, models, configurations, workflows, data files, databases, source code, object code, executable code, binary libraries, development tools, design tools and user interfaces, in any form or format, however fixed, and all associated documentation.
“Solvent” shall have the meaning set forth in Section 4.05.
“Specified Data” means the data and information described in Schedule 3.20.
“Specified Employees” shall have the meaning set forth in the Membership Interest Purchase Agreement.
“Statutory Book Value” shall have the meaning set forth in each Reinsurance Agreement.
“Straddle Period” means any Tax period that includes, but does not end on, the applicable Closing Date.
“Subject Closing Statement” shall have the meaning set forth in Section 2.05(d).
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another Person or body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.
“Support Arrangement” means (a) any guarantee, keep-well or capital or surplus maintenance commitment or agreement, (b) the establishment of, funding or commitment to fund any trust, collateral account or similar account or (c) a commitment to contribute capital or surplus. A “Support Arrangement” of a Control Investor or any Affiliate of any Control Investor shall not include any arrangement described in the foregoing clauses (a) through (c) that the Reinsurer or any of its Subsidiaries or, as applicable, Baton, either Ceding Company or any of their respective Subsidiaries, may be required to provide without any further obligation by any Control Investor or any other Affiliate of a Control Investor.
“Tax” or “Taxes” means (a) any federal, state, local or foreign income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes (whether payable directly or by withholding), gross income, windfall, retaliatory, severance, production, license, withholding on amounts paid to or by any Person, alternative or add-on minimum, value-added, environmental tax (including taxes under the former Code Section 59A) or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by any Tax Authority, together with any interest and any penalties or additional amounts imposed by any Tax Authority and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Agreement), as a result of being a transferee or successor, or by Contract.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules and information returns) required to be filed with respect to Taxes and, in each case, any amendments thereto.
“Tax Sharing Agreement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or of Tax benefits, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.
“Texas Business” means the marketing, underwriting, selling, distributing, delivering, issuing, insuring, reinsuring, cancelling and administering of the Texas Reinsured Contracts (including General Account Liabilities and Separate Account Liabilities (each as defined under the Texas Reinsurance Agreement)) of the Texas Ceding Company.
“Texas Ceding Commission” means the amount set forth in cell S25 of tab “IP Roll-Forward Model” of the Initial Premium Roll-Forward Model.
“Texas Ceding Company” shall have the meaning set forth in the preamble hereto.
“Texas Closing” shall have the meaning set forth in Section 2.01.
“Texas Closing Aggregate Transferred Asset Value” shall have the meaning set forth in Section 2.02(a)(vi).
“Texas Closing Date” shall have the meaning set forth in Section 2.01.

“Texas Closing Transaction Agreements” means the Texas Reinsurance Agreement, the Guarantee, the AGL/SAAMCo Fee Agreement and the Texas Trust Agreement.
“Texas Effective Time” shall have the meaning set forth in Section 2.01.
“Texas Reinsurance Agreement” shall have the meaning set forth in the recitals hereto.
“Texas Reinsured Contracts” shall have the meaning ascribed to the term “Reinsured Contract” set forth in the Texas Reinsurance Agreement.
“Texas Trust Agreement” shall have the meaning set forth in the recitals hereto.
“Third-Party Actuary” means Oliver Wyman, LLC.
“Third-Party Claim” shall have the meaning set forth in Section 8.04(e).
“Threshold Amount” shall have the meaning set forth in Section 8.03(a).
“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.
“Transaction Agreements” means, collectively, this Agreement, the Texas Closing Transaction Agreements, the New York Closing Transaction Agreements, and, other than in Sections 3.01(b), 3.02, 3.03, 3.06(b), 3.11, 4.01(b), 4.02, 4.03, 4.04, 4.06(b), 4.08, 4.09, 5.03, 5.06, 6.01(a), 9.01 and 9.03, the Membership Interest Purchase Agreement.
“Transaction IMR Amount” shall have the meaning set forth in each Reinsurance Agreement.
“Transferred Asset Value” means the Fair Market Value as of the applicable Closing Date of the applicable Transferred Assets (inclusive of accrued interest).
“Transferred Assets” shall have the meaning set forth in Section 2.03(a)(ii).
“Transferred Cash Value” means the Texas Transferred Cash Value and the New York Transferred Cash Value, as applicable.
“Transfer Taxes” shall have the meaning set forth in Section 5.12(b).
“Trust Accounts” shall have the meaning set forth in the recitals hereto.
“Trust Agreements” shall have the meaning set forth in the recitals hereto.
“Trustee” means the trustee named in the Trust Agreement, and any successor trustee appointed as such pursuant to the terms of the Trust Agreement, which shall be reasonably acceptable to each Party.
“USL/SAAMCo Fee Agreement” shall have the meaning set forth in the Membership Interest Purchase Agreement.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or a failure to act undertaken by the breaching Person with actual knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.
“Willkie” shall have the meaning set forth in Section 5.07.
Article II
TRANSACTIONS TO BE EFFECTUATED AT CLOSING
Section 2.01Closing.
(a)The closing of the transactions contemplated by this Agreement with respect to the Texas Business (the “Texas Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time (or, at any Party’s option, by electronic exchange of counterpart signatures and other Texas Closing deliverables), on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VI, to the extent applicable with respect to the Texas Business have been and remain satisfied or waived as to the Texas Business (other than those conditions that by their terms are to be satisfied by actions taken at the Texas Closing, but subject to the satisfaction or waiver of such conditions at the Texas Closing) in accordance with this Agreement; (ii) if the satisfaction or waiver of such conditions, excluding the condition set forth in Section 6.03(c), occurs less than five (5) Business Days prior to the first Business Day of such month, on the first Business Day of the second month immediately following the month in which such conditions are satisfied or waived; or (iii) such later date on or prior to the New York Closing Date as the Texas Ceding Company shall determine in its sole discretion but no earlier than August 1, 2025, in each case, unless another date, time or place is agreed to in writing by the Parties hereto. The Texas Closing shall for all purposes under this Agreement be deemed effective as of 12:01 a.m. (the “Texas Effective Time”) on the first calendar day of the month in which the Texas Closing occurs. The date on which the Texas Closing actually occurs is referred to herein as the “Texas Closing Date.”
(b)The closing of the transactions contemplated by this Agreement with respect to the New York Business (the “New York Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m., New York City time (or, at any Party’s option, by electronic exchange of counterpart signatures and other New York Closing deliverables), on (i) the first Business Day of the month immediately following the month in which all the conditions set forth in Article VI, to the extent applicable with respect to the New York Business have been satisfied or waived as to the New York Business (other than those conditions that by their terms are to be satisfied by actions taken at the New York Closing, but subject to the satisfaction or waiver of such conditions at the New York Closing) in accordance with this Agreement; or (ii) if the satisfaction or waiver of such conditions occurs less than five (5) Business Days prior to the first Business Day of such month, on the first Business Day of the second month immediately following the month in which such conditions are satisfied or waived, in each case unless another date, time or place is agreed to in writing by the Parties hereto. The New York Closing shall for all purposes under this Agreement be deemed effective as of 12:01 a.m. (the “New York Effective Time”) on the first calendar day of the month in which the New York Closing occurs. The date on which the New York Closing actually occurs is referred to herein as the “New York Closing Date.”

Section 2.02Closing Date Transactions.
(a)On the terms and subject to the conditions set forth in this Agreement and the Texas Closing Transaction Agreements, at the Texas Closing:
(i)the Texas Ceding Company and the Reinsurer shall enter into the Texas Reinsurance Agreement and the Texas Trust Agreement;
(ii)the Reinsurer and the Texas Ceding Company shall direct the Trustee to enter into the Texas Trust Agreement;
(iii)the Guarantor shall enter into the Guarantee;
(iv)the Texas Ceding Company shall allocate to the Derivatives Funds Withheld Account established pursuant to the Texas Reinsurance Agreement the Final Derivatives Portfolio in accordance with the Derivative Protocols;
(v)the Texas Ceding Company shall transfer to the Texas Trust Account free and clear of all Liens (other than Permitted Liens or Liens created under the Texas Reinsurance Agreement or the Texas Trust Agreement): (A) Transferred Assets selected pursuant to the Asset Selection Protocol having an aggregate Fair Market Value as of the Texas Closing Date (inclusive of accrued interest) equal to the difference of (i) the Estimated Initial Premium pursuant to the Texas Reinsurance Agreement, minus (ii) $[***] (the “Texas Closing Aggregate Transferred Asset Value”) and (B) an amount in cash equal to the Estimated Initial Premium minus the Texas Closing Aggregate Transferred Asset Value (inclusive of accrued interest) (such cash amount, the “Texas Transferred Cash Value”); and
(vi)if the applicable Estimated Initial Trust Account Required Balance exceeds the amount of any applicable Estimated Initial Premium, the Reinsurer shall transfer to the Texas Trust Account free and clear of all Liens (other than Permitted Liens or Liens created under the Texas Reinsurance Agreement or the Texas Trust Agreement), Trust Account Eligible Assets that have an aggregate Statutory Book Value at least equal to the amount of such excess, if any.
(b)Upon the terms and subject to the conditions set forth in this Agreement and the New York Closing Transaction Agreements, at the New York Closing:
(i)the New York Ceding Company and the Reinsurer shall enter into the New York Reinsurance Agreement and the New York Trust Agreement;
(ii)the Reinsurer and the New York Ceding Company shall direct the Trustee to enter into the New York Trust Agreement;
(iii)the New York Ceding Company shall transfer to the New York Trust Account free and clear of all Liens (other than Permitted Liens or Liens created under the New York Reinsurance Agreement or the New York Trust Agreement) (x) Transferred Assets selected pursuant to the Asset Selection Protocol having an aggregate Fair Market Value as of the New York Closing Date equal to the Estimated Initial Premium for the New York Reinsurance Agreement (inclusive of accrued interest) (the “New York Closing Aggregate Transferred Asset Value”) and (y) an amount in cash equal to the applicable Estimated Initial Premium minus the New York Closing Aggregate Transferred Asset Value (inclusive of accrued interest) (such cash amount, if any, the “New York Transferred Cash Value”); and

(iv)if the applicable Estimated Initial Trust Account Required Balance exceeds the amount of any applicable Estimated Initial Premium, the Reinsurer shall transfer to the New York Trust Account free and clear of all Liens (other than Permitted Liens or Liens created under the New York Reinsurance Agreement or the New York Trust Agreement), Trust Account Eligible Assets that have an aggregate Statutory Book Value at least equal to the amount of such excess, if any.
(c)All proceedings to be taken, documents to be executed and delivered, payments to be made and consideration to be delivered at the applicable Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as provided hereunder, no proceedings shall be deemed taken or any documents executed or delivered at such Closing until all have been taken, executed and delivered.
Section 2.03Estimated Closing Statement.
(a)No later than two (2) Business Days prior to each Closing Date, the applicable Ceding Company shall deliver to the Reinsurer a statement (each, an “Estimated Closing Statement”) setting forth:
(i)with respect to each Reinsurance Agreement: (1) an estimated statement of net settlement with respect to the applicable Quota Share of the Reinsured Liabilities ceded pursuant to the applicable Reinsurance Agreement as of the Effective Time, (2) the estimated Initial Premium (the “Estimated Initial Premium”), (3) the applicable estimated Ceding Commission and (4) the applicable estimated Initial Aggregate Required Balance (the “Estimated Initial Aggregate Required Balance”) (provided; that, the Reinsurer shall provide the applicable Ceding Company the Reinsurer’s good faith estimate of the applicable Estimated Initial Aggregate Required Balance at least four (4) Business Days prior to each Closing Date) and (5) the applicable estimated Initial Trust Account Required Balance (the “Estimated Initial Trust Account Required Balance”), in each case calculated utilizing the Initial Premium Roll-Forward Model to the extent applicable;
(ii)a list setting forth the Fair Market Value and Statutory Book Value of the applicable Transferred Assets as of the applicable Closing Date, estimated by the applicable Ceding Company in good faith (together with the Transferred Cash Value, the “Estimated Transferred Asset Value”); and
(iii)an estimated amortization schedule for the applicable Transaction IMR Amount, with such amortization schedule prepared in accordance with SAP applicable to the applicable Ceding Company.
(b)Each Estimated Closing Statement (and each component thereof) will be prepared in good faith as of the applicable Effective Time, and each Estimated Closing Statement will be in the same format as the Reference Net Settlement Statement. During the period between the delivery of the applicable Estimated Closing Statement and the applicable Closing, the applicable Ceding Company and the Reinsurer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the applicable Estimated Closing Statement and, if applicable, the applicable Estimated Closing Statement as revised pursuant to such discussions between the applicable Ceding Company and the Reinsurer shall thereafter be deemed the Estimated Closing Statement for all purposes hereunder with respect to the applicable Closing; provided, however, that if the applicable Ceding Company and the Reinsurer do not reach agreement with respect to any such corrections during such period for any reason, then the Estimated Closing Statement delivered by the applicable Ceding Company shall be the Estimated Closing Statement with respect to the applicable Closing for all purposes hereunder.
Section 2.04Interim Post-Closing Adjustment.
(a)No later than seventeen (17) days after the applicable Closing Date, the Reinsurer shall deliver to the applicable Ceding Company a statement setting forth the Reinsurer’s updated calculation and good faith estimate of the Initial Aggregate Required Balance, calculated utilizing the Initial Premium Roll-Forward Model. No later than twenty-one (21) days after the applicable Closing Date, the applicable Ceding Company shall deliver to the Reinsurer a statement (the “Interim Closing Statement”) setting forth the applicable Ceding Company’s updated calculation of each item on the Estimated Closing Statement, determined as of the applicable Effective Time (provided, that the Reinsurer shall provide the applicable Ceding Company the Reinsurer’s updated calculation of the applicable Aggregate Required Balance at least two (2) Business Days prior to the date on which the applicable Ceding Company is required to deliver the applicable Interim Closing Statement). The Interim Closing Statement will be prepared in good faith in the same format as the applicable Estimated Closing Statement and on a basis consistent with the preparation of the Reference Net Settlement Statement and derived from the Initial Premium Roll-Forward Model, as applicable. During the period between the date on which the Interim Closing Statement is delivered and the Interim True-Up Date, the applicable Ceding Company and the Reinsurer shall cooperate and seek in good faith to correct any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the Interim Closing Statement, and, if applicable, the Interim Closing Statement as revised pursuant to such discussions between the Ceding Companies and the Reinsurer shall thereafter be deemed the Interim Closing Statement for all purposes hereunder; provided, however, that if the applicable Ceding Company and the Reinsurer do not reach agreement with respect to any such corrections during such period for any reason, then the Interim Closing Statement delivered by the applicable Ceding Company shall be the Interim Closing Statement for all purposes hereunder.
(b)No later than five (5) Business Days after receipt of the Interim Closing Statement (the “Interim True-Up Date”):
(i)If the Interim Initial Premium exceeds the Estimated Initial Premium, the applicable Ceding Company shall, without prejudice to its rights pursuant to Section 2.05, pay to the Reinsurer or its designee an amount equal to such excess;
(ii)If the Estimated Initial Premium exceeds the Interim Initial Premium, the Reinsurer shall, without prejudice to its rights pursuant to Section 2.05, pay to the applicable Ceding Company or its designee an amount equal to such excess;
(iii)If the aggregate Interim Transferred Asset Value exceeds the aggregate Estimated Transferred Asset Value, the Reinsurer shall, without prejudice to its rights pursuant to Section 2.05, pay to the applicable Ceding Company an amount equal to such excess; and
(iv)If the aggregate Estimated Transferred Asset Value exceeds the aggregate Interim Transferred Asset Value, the applicable Ceding Company shall, without prejudice to its rights pursuant to Section 2.05, pay to the Reinsurer or its designee an amount equal to such excess.
For the avoidance of doubt, the aggregate payments (if any) required by (x) the Reinsurer, pursuant to Section 2.04(b)(ii) and Section 2.04(b)(iii), on the one hand and (y) the applicable

Ceding Company, pursuant to Section 2.04(b)(i) and Section 2.04(b)(iv), on the other hand, may be net settled against one another. Upon the determination of the Interim Aggregate Required Balance, on the Interim True-Up Date the Parties agree to promptly make any necessary adjustments under Section 6.5 and Section 7.8 of the applicable Reinsurance Agreement to the extent not reflected in any prior adjustments.

(c)Any payment required to be made by any Person pursuant to Section 2.04(b) shall, if not paid as and when required hereby, incur interest at the Interest Rate, for the period from and including the date such payment is required pursuant to Section 2.04(b) to the date such payment is made, and will be made in cash.
Section 2.05Final Closing Statement.
(a)The applicable Final Initial Premium, the applicable Final Transferred Asset Value, the applicable Final Initial Aggregate Required Balance under the applicable Reinsurance Agreement and the Final Initial Trust Account Required Balance under the Texas Reinsurance Agreement shall be determined as set forth in this Section 2.05.
(b)Within five (5) Business Days of the determination of the applicable Final Initial Premium and the applicable Final Transferred Asset Value for the applicable Reinsurance Agreement in accordance with this Section 2.05:
(i)If the Final Initial Premium exceeds the Interim Initial Premium, the applicable Ceding Company shall pay to the Reinsurer or its designee an amount equal to such excess;
(ii)If the Interim Initial Premium exceeds the Final Initial Premium, the Reinsurer shall pay to the applicable Ceding Company or its designee an amount equal to such excess;
(iii)If the aggregate Final Transferred Asset Value exceeds the aggregate Interim Transferred Asset Value, the Reinsurer shall pay to the applicable Ceding Company or its designee an amount equal to such excess; and
(iv)If the aggregate Interim Transferred Asset Value exceeds the aggregate Final Transferred Asset Value, the applicable Ceding Company shall pay to the Reinsurer or its designee an amount equal to such excess.
(c)Any payment required to be made by any Person pursuant to Section 2.05(b) shall, if not paid as and when required hereby, incur interest at the Interest Rate, for the period from and including the date such payment is required pursuant to Section 2.05(b) to the date such payment is made, and will be made in cash.
(d)No later than sixty (60) days after the applicable Closing Date, the Reinsurer shall deliver to the applicable Ceding Company a statement (the “Subject Closing Statement”) setting forth (i) the Reinsurer’s calculation of the applicable Initial Premium and Initial Aggregate Required Balance; (ii) the Statutory Book Value and Fair Market Value of each Transferred Asset as of the applicable Closing Date; and (iii) a proposed amortization schedule for the Transaction IMR Amount prepared in accordance with SAP applicable to the applicable Ceding Company, which for purposes of the applicable Reinsurance Agreement shall be referred to as the “Final IMR Amortization Schedule” once final as provided herein. The applicable Subject Closing Statement shall be prepared in good faith in the same format as the applicable

Estimated Closing Statement and on a basis consistent with the preparation of the Reference Net Settlement Statement and derived from the Initial Premium Roll-Forward Model, as applicable. During the period following the applicable Closing and prior to the delivery of the applicable Subject Closing Statement, the applicable Ceding Company and the Reinsurer shall cooperate and the Reinsurer shall take into account in preparing the Subject Closing Statement any errors or mistakes in the preparation of, and any inaccuracies of any items reflected in, the applicable Estimated Closing Statement or any corrections, adjustments, additional information and details, updated calculations or similar information, if any, brought to its attention by the applicable Ceding Company.
(e)The applicable Ceding Company shall have sixty (60) days after the date on which the applicable Subject Closing Statement is delivered to it to review the applicable Subject Closing Statement and the calculations set forth therein (the “Review Period”). In furtherance of such review, the Reinsurer shall provide the applicable Ceding Company and its Representatives with such access to the employees and Representatives of the Reinsurer who are responsible for and knowledgeable about the information set forth in the applicable Subject Closing Statement and to such work papers, documentation, records and other information of the Reinsurer or any of its Affiliates or independent accountants or actuaries relevant to the preparation of the applicable Subject Closing Statement that the applicable Ceding Company or any of its Representatives may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of the Reinsurer or its Affiliates; provided further that the independent accountants and actuaries of the Reinsurer will not be obligated to make any work papers available to the applicable Ceding Companies, unless and until the applicable Ceding Company has signed a customary confidentiality/non-reliance agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants and actuaries, as applicable.
(i)If the applicable Ceding Company disagrees with the applicable Subject Closing Statement (including any amount or computation set forth therein), the applicable Ceding Company may, on or prior to the last day of the applicable Review Period, deliver a notice to the Reinsurer setting forth, in reasonable detail, each disputed item or amount and the basis for the applicable Ceding Company’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item or amount, the applicable Ceding Company’s position as to the correct amount or computation that should have been included in the applicable Subject Closing Statement, with reasonable supporting detail. The Parties will pay any undisputed amount upon receipt of the Dispute Notice in accordance with the requirements set forth in Section 2.05(b).
(ii)If the applicable Ceding Company has accepted the applicable Subject Closing Statement in writing, or if no Dispute Notice is received by the Reinsurer with respect to any matter in the applicable Subject Closing Statement on or prior to the last day of the applicable Review Period, the amount or computation with respect to such matters as set forth in the applicable Subject Closing Statement shall be deemed accepted by the applicable Ceding Company, whereupon the amount or computation of such matter or matters shall be final and binding on the Parties, and the Parties will settle any amount due under Section 2.05(b) within five (5) Business Days.
(iii)For a period of thirty (30) days (the “Resolution Period”) beginning on the date that the Reinsurer receives a Dispute Notice, if any, the Reinsurer and such Ceding Company shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the Parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such Resolution Period, the Reinsurer and such Ceding Company shall, within thirty (30) days of the expiration of the Resolution Period, jointly engage (A) an accounting firm of national reputation as mutually agreed by the Parties (the “Independent Accounting Firm”) to make a determination with respect to all matters remaining in dispute, other than with respect to the calculation of the Initial Premium, or (B) with respect to the calculation of the Initial Premium, an actuarial firm of national reputation, as mutually agreed by the Parties (the “Independent Actuary”); provided that if no firm is willing or able to serve, unless otherwise agreed by the Parties, such dispute shall be resolved in accordance with Section 9.10.
(iv)The applicable Ceding Company and the Reinsurer will direct the Independent Accounting Firm or the Independent Actuary, as applicable, to render a determination within thirty (30) days after its retention, and such Ceding Company and the Reinsurer and their respective employees and Representatives will cooperate with the Independent Accounting Firm or the Independent Actuary, as applicable, during its engagement. The applicable Ceding Company, on the one hand, and the Reinsurer, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s or the Independent Actuary’s engagement, as applicable, each submit to the Independent Accounting Firm or the Independent Actuary their respective computations of the disputed items or amounts identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other Party. Each Party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other Party in such other Party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm or the Independent Actuary, as applicable (with a copy thereof to the other Party), within five (5) Business Days after the first date on which both Parties have submitted their respective initial submissions to the Independent Accounting Firm or the Independent Actuary, as applicable. The Independent Accounting Firm or the Independent Actuary, as applicable, shall thereafter be permitted to request additional or clarifying information from the Parties, and each of the Parties shall cooperate and shall cause its Representatives to cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the Parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall, within thirty (30) days of its retention, render a written report to such Ceding Company and the Reinsurer (each, an “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the applicable Subject Closing Statement solely as to the disputed items or amounts set forth in the Dispute Notice and shall determine the appropriate applicable Initial Premium, the applicable Ceding Commission, the applicable Initial Aggregate Required Balance, the applicable Initial Trust Account Required Balance and the applicable Transferred Asset Value as of the applicable Effective Time on that basis.
(v)The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s or the Independent Actuary’s, as applicable, determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the applicable Subject Closing Statement, together with supporting calculations. In resolving any disputed item or amount, the Independent Accounting Firm and the Independent Actuary (A) shall be bound to the principles of this Section 2.05 and the terms of this Agreement, including whether the applicable items set forth on the Subject Closing Statement were derived from the Initial Premium Roll-Forward Model, as applicable, (B) shall limit its review to matters specifically set forth in the Dispute Notice and (C) shall not assign a value to any matter higher than the highest value for such matter claimed by either Party or less than the lowest value for such matter claimed by either Party.
(vi)All fees and expenses relating to the work of the Independent Accounting Firm and the Independent Actuary shall be paid by the Party (that is, either Ceding Company or the Reinsurer) whose position with respect to the matter(s) in dispute is furthest from the Independent Accounting Firm’s or the Independent Actuary’s, as applicable, final determination. The Adjustment Report, absent Fraud or manifest error, shall be final, binding and conclusive upon the Parties, and shall be expert determinations under New York Law governing expert determination and appraisal proceedings. Any claim, dispute or controversy arising out of or relating to the final determinations of the Independent Accounting Firm or the Independent Actuary, including enforcement of such final determinations, shall be resolved in accordance with Section 9.10.
(f)Upon the final determination of the applicable Final Initial Aggregate Required Balance and the applicable Final Initial Trust Account Required Balance, the applicable Parties agree to promptly make any necessary adjustments under Section 7.8 of the applicable Reinsurance Agreement to the extent not reflected in any prior adjustments.
Section 2.06Allocation. The Ceding Companies and the Reinsurer agree (i) that the acquisition of the Transferred Assets, the Reinsured Contracts, and SAAMCo shall be treated as an “applicable asset acquisition” within the meaning of Section 1060 of the Code and the Treasury Regulations thereunder, and (ii) to allocate the Ceding Commission, the Purchase Price (as defined in the Membership Interest Purchase Agreement), and any other amounts treated as consideration (including the assumption of liabilities) for U.S. federal income tax purposes for the acquisition of the Transferred Assets, the Reinsured Contracts, and SAAMCo (as contemplated by this Agreement and the Membership Interest Purchase Agreement), among the Transferred Assets, the Reinsured Contracts and the assets of SAAMCo in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (including the residual method set forth in Treasury Regulations Section 1.1060-1(c) (the “Allocation”). The Ceding Companies shall deliver to the Reinsurer the Allocation taking into account the Final Closing Statement and the Closing Date Statement (as defined in the Membership Interest Purchase Agreement) within sixty (60) calendar days after the finalization of both such statements. If, within thirty (30) days after the Reinsurer’s receipt of any draft Allocation, the Reinsurer has not objected in writing to such draft Allocation, it shall become final. In the event that the Reinsurer objects in writing within such thirty (30)-day period, the Ceding Companies and the Reinsurer shall negotiate in good faith to resolve the dispute. If the Ceding Companies and the Reinsurer fail to resolve such dispute within fifteen (15) days after the Reinsurer has timely raised its objections, then each party shall be permitted to take its own position with respect to the allocation of the consideration for Tax purposes among the Transferred Assets, the Reinsured Contracts, and the assets of SAAMCo (provided that such position shall nevertheless be consistent with the first sentence of this Section 2.06). To the extent that the Ceding Companies and the Reinsurer agree on the Allocation, they shall make the initial filing of their Tax Returns (including IRS Form 8594) on the basis of such Allocation.
Section 2.07Closing Date Deliveries.
(a)At the Texas Closing, the Reinsurer shall deliver, or cause to be delivered, to the Texas Ceding Company:
(i)the certificate referred to in Section 6.02(a)(iv);

(ii)the duly executed counterpart to each Texas Closing Transaction Agreement (other than this Agreement) to which a Reinsurer Party is a party; and
(iii)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
(b)At the Texas Closing, the Texas Ceding Company shall deliver, or cause to be delivered, to the Reinsurer:
(i)the certificate referred to in Section 6.03(a)(v);
(ii)the duly executed counterpart to each Texas Closing Transaction Agreement (other than this Agreement) to which such Ceding Company Party is a party;
(iii)IRS Form W-9, duly executed by the Texas Ceding Company; and
(iv)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
(c)At the New York Closing, the Reinsurer shall deliver, or cause to be delivered, to the New York Ceding Company:
(i)the certificate referred to in Section 6.02(a)(iv);
(ii)the duly executed counterpart to each New York Closing Transaction Agreement (other than this Agreement) to which a Reinsurer Party is a party; and
(iii)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
(d)At the New York Closing, the New York Ceding Company shall deliver, or cause to be delivered, to the Reinsurer:
(i)the certificate referred to in Section 6.03(a)(v);
(ii)the duly executed counterpart to each New York Closing Transaction Agreement (other than this Agreement) to which such Ceding Company Party is a party;
(iii)IRS Form W-9, duly executed by the New York Ceding Company; and
(iv)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
Section 2.08Withholding. Notwithstanding anything in this Agreement to the contrary, each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable Tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall provide written notice to the other Party of such deduction or withholding at least five (5) Business Days before the relevant payment (or as soon as practicable after it becomes aware that it is required to make such deduction or withholding, if later) and cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE CEDING COMPANIES
Subject to and as qualified by the matters set forth in the Ceding Companies Disclosure Schedule pursuant to Section 9.09, (i) the Texas Ceding Company hereby represents and warrants to the Reinsurer, as follows as of the date hereof and as of the Texas Closing Date applicable to the Texas Ceding Company (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be deemed made as of such specific date) and (ii) the New York Ceding Company hereby represents and warrants to the Reinsurer, as follows as of the date hereof and as of the New York Closing Date applicable to the New York Ceding Company (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be deemed made as of such specific date):
Section 3.01Incorporation and Authority of the Ceding Companies.
(a)In the case of the New York Ceding Company only, the New York Ceding Company is an insurance company duly incorporated, validly existing and in good standing under the Laws of the State of New York. In the case of the Texas Ceding Company only, the Texas Ceding Company is an insurance company duly incorporated, validly existing and in good standing under the Laws of the State of Texas. Each of the New York Ceding Company and the Texas Ceding Company (i) has full corporate power and authority to administer the Reinsured Contracts as now conducted by it and to own, lease and operate its properties and assets relating to the applicable Reinsured Contracts; and (ii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which administration of the applicable Reinsured Contracts or the ownership, leasing or operation of its properties or assets relating to the applicable Reinsured Contracts makes such qualification necessary, except, in the case of this clause (ii), where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(b)Each Ceding Company Party has all requisite corporate power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is (or is contemplated hereby to become) a party. The execution and delivery by each Ceding Company Party of the Transaction Agreements to which it is (or is contemplated hereby to become) a party, and the consummation by such Ceding Company Party of the transactions contemplated by, and the performance by such Ceding Company Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate action on the part of such Ceding Company Party. Each of the Transaction Agreements to which a Ceding Company Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Ceding Company Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Ceding Company Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).
Section 3.02No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 and Section 4.03 have been obtained, made or taken (and any applicable waiting period has expired or terminated), except as set forth in Section 3.02 of the Ceding Companies Disclosure Schedule and except as may result from any facts or circumstances solely relating to the Reinsurer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by each Ceding Company Party of, and the consummation by such Ceding Company Party of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of such Ceding Company Party, (b) violate or conflict with any Law or other Governmental Order applicable to such Ceding Company Party or by which any Ceding Company Party or any of its respective properties or assets are bound or subject, (c) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, rights or properties of such Ceding Company Party pursuant to, any Contract (including any reinsurance agreement) relating to the Business to which such Ceding Company Party is a party or (d) result in a breach or violation of any terms or conditions of, or result in a default under, or otherwise cause an impairment or revocation of any material Permit of any Ceding Company Party used in respect of the Reinsured Contracts or the administration thereof, other than, in the case of clauses (b), (c) and this clause (d), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Business Material Adverse Effect.
Section 3.03Consents and Approvals. Except as set forth in Schedule 1.01(d), the execution and delivery by such Ceding Company Party of the Transaction Agreements do not, and the performance by such Ceding Company Party of, and the consummation by such Ceding Company Party of the transactions contemplated by, the Transaction Agreements will not, require any Governmental Approval to be obtained or made by such Ceding Company Party prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made has not, and would not reasonably be expected to, individually or in the aggregate, result in a Business Material Adverse Effect.
Section 3.04Financial Statements; Books and Records.
(a)Each Ceding Company has made available to the Reinsurer true, complete and correct copies of (i) the audited annual statutory financial statements of such Ceding Company as of and for each of the years ended December 31, 2023 and December 31, 2024, together with the exhibits, schedules and notes thereto in each case, as filed with the New York State Department of Financial Services (with respect to the New York Ceding Company) or the Texas Department of Insurance (with respect to the Texas Ceding Company) and (ii) the unaudited quarterly statutory financial statements of such Ceding Company as of and for the three months ended March 31, 2025, together with the exhibits, schedules and notes thereto ((i) and (ii) collectively, the “Financial Statements”).
(b)The Financial Statements (1) were derived from the Books and Records of the applicable Ceding Company, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved and (3) present fairly, in all material respects, the statutory financial position, statutory results of operations and capital and surplus of such Ceding Company, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority as of the date hereof or, with respect to any matter arising after the date hereof, the Closing Date.
(c)Section 3.04(c) of the Ceding Companies Disclosure Schedule sets forth a true, complete and correct list of all accounting practices used by the Ceding Companies in connection with the Financial Statements that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual (each such departure, a “Permitted or Prescribed Accounting Practice”). All such Permitted or Prescribed Accounting Practices have been approved by the applicable Insurance Regulator in writing at or prior to the time used by the applicable Ceding Company in connection with the applicable Financial Statements. Since January 1, 2022, neither Ceding Company nor any Person acting on either Ceding Company’s behalf has sought approval for a permitted accounting practice that was either (i) not granted by the applicable Insurance Regulator or (ii) granted by the applicable Insurance Regulator, but not used by such entity in connection with the applicable Financial Statements. None of the Financial Statements were prepared on the basis of any Permitted Accounting Practice or Prescribed Accounting Practice other than as set forth in Section 3.04(c) of the Ceding Companies Disclosure Schedule.
(d)With respect to the Business, the applicable Ceding Company has devised and maintains, in all material respects, a proper and adequate system of internal accounting controls with respect to its business sufficient to provide reasonable assurances that: (i) transactions are executed with and according to the management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of its financial statements in conformity in all material respects with SAP, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.
(e)The Books and Records (i) have been maintained in all material respects in accordance with applicable Law and such Ceding Company’s or its Affiliates’ customary business practices, (ii) to the extent reflected in the Financial Statements, and other than as set forth in Section 3.04(e) of the Ceding Companies Disclosure Schedule, accurately present and reflect in all material respects all of the Business and all transactions and actions related thereto, including such Ceding Company’s assets and liabilities with respect to the Business and (iii) are in material compliance with any and all applicable required minimum record keeping maintenance requirements set forth in all applicable Reinsured Contracts.

(f)Except (i) as set forth in Section 3.04(f) of the Ceding Companies Disclosure Schedule or to the extent expressly reserved for in the Financial Statements as of December 31, 2024 or disclosed in the notes thereto and (ii) for liabilities and obligations incurred in the ordinary course of business since December 31, 2024, there are no liabilities or obligations of the Business of any nature of a type that would be required to be disclosed, reflected or reserved for on a balance sheet prepared in accordance with SAP or disclosed in the notes thereto.
(g)Except as set forth in Section 3.04(g) of the Ceding Companies Disclosure Schedule, since January 1, 2022, to the Knowledge of the Ceding Companies, none of the Ceding Companies or any of their respective Representatives, has received any non-frivolous complaint, allegation, assertion or claim with respect to the Business, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of either Ceding Company or their respective internal accounting controls.
Section 3.05Absence of Certain Changes. Except as set forth in Section 3.05 of the Ceding Companies Disclosure Schedule or as contemplated by the Transaction Agreements, from December 31, 2024 to the date of this Agreement, (a) each Ceding Company has conducted the Business in the ordinary course consistent with past practice, and (b) there has not occurred any event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Business Material Adverse Effect. From December 31, 2024 to the date of this Agreement, neither Ceding Company has taken any action or failed to take any action that would have required the Reinsurer’s consent under Section 5.01 had such action or omission occurred during the period from the date hereof to Closing.
Section 3.06Absence of Litigation.
(a)Except as set forth in Section 3.06(a) of the Ceding Companies Disclosure Schedule, as of the date hereof, there is no Action (other than ordinary course claims under Existing Reinsurance Contracts or arising under the Reinsured Contracts that are within policy limits) pending or, to the Knowledge of the Ceding Companies, threatened in writing against either Ceding Company in respect of the Business, that (i) would reasonably be expected to result in damages in excess of [***] dollars ($[***]), (ii) is a class action or is a petition seeking class certification for such Action or (iii) involves claims alleging bad faith or extra-contractual obligations.
(b)As of the date hereof, there are no Actions pending or, to the Knowledge of the Ceding Companies, threatened in writing against the Ceding Companies or any of their Affiliates that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Ceding Company Party to enter into any of the Transaction Agreements.
Section 3.07Compliance with Laws.
(a)Except as set forth in Section 3.07(a) of the Ceding Companies Disclosure Schedule, since January 1, 2022, (i) each Ceding Company has been in compliance in all material respects with applicable Laws, Governmental Orders and agreements with Governmental Authorities with respect to the conduct of and applicable to the Business, and (ii) neither Ceding Company has received any written or, to the Knowledge of such Ceding Company, oral notice or communication from any Governmental Authority regarding any actual, alleged or potential material violation of, or failure to comply in all material respects with, the terms or requirements of any applicable Law with respect to the conduct of the Business.

(b)Except as set forth in Section 3.07(b) of the Ceding Companies Disclosure Schedule and except for limitations imposed by Law applicable to the Business and the insurance industry generally, such Ceding Company is not a party to, or bound by, any material Governmental Order or material agreement with any Governmental Authorities, in each case, applicable to the Business.
(c)To the Knowledge of the Ceding Companies, except as disclosed in Section 3.07(c) of the Ceding Companies Disclosure Schedule, no director, officer, employee or Representative of the applicable Ceding Company, with respect to the Business, has, directly or indirectly, (i) used any funds for contributions, gifts, gratuities, entertainment or other expenses related to political activity, in each case in violation of any Anti-Corruption Laws, (ii) made any payment in violation of any Anti-Corruption Laws or offered, promised or authorized the payment of anything of value, regardless of form, whether money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office in each case in violation of any Anti-Corruption Laws, (iii) made any other payment, regardless of form, whether in money, property or services which constitutes criminal bribery under any Anti-Corruption Laws or (iv) violated or been the subject of an investigation, inquiry or enforcement proceeding with respect to any applicable export control, money laundering or anti-terrorism law or regulation, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery law or regulation or any Law of similar effect.
(d)The applicable Ceding Company, with respect to the Business, has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2022, and all such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with all applicable Laws when filed or as amended or supplemented, and no material deficiencies that remain unsatisfied have been asserted by any Governmental Authority with respect to such material reports, statements, documents, registrations, filings or submissions.
Section 3.08Governmental Licenses and Permits.
(a)Each Ceding Company owns, holds or possesses all material governmental qualifications, registrations, licenses, permits, consents, registrations and authorizations that are necessary for it to conduct the Business and to own or use its assets and properties, in all material respects as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”).
(b)Except as set forth in Section 3.08(b) of the Ceding Companies Disclosure Schedule, (i) all material Permits are valid and in full force and effect, (ii) each Ceding Company, in respect of the Business, is not in default or violation, in any material respect, of any of the Permits, (iii) neither Ceding Company is the subject of any pending or, to the Knowledge of such Ceding Company, threatened Action seeking the revocation, cancellation, suspension, limitation, termination, modification, restriction, impairment or non-renewal of any such material Permit. Subject to obtaining the consents set forth in Section 3.03 of the Ceding Companies Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.
Section 3.09Insurance Regulatory Matters.
(a)Each Ceding Company has made available to the Reinsurer copies of (i) all material reports and registrations (including registration statements as a member of an insurance holding company system on “Form B” or any equivalent filings) and any supplements or amendments thereto filed since January 1, 2022 by such Ceding Company solely to the extent with respect to the Business with applicable Governmental Authorities, (ii) all financial and market conduct examination reports (including draft reports made available to the applicable Ceding Company) of all applicable Governmental Authorities with respect to such Ceding Company to the extent related to the Business issued since January 1, 2022 or drafts, to the extent already prepared by the applicable Ceding Company in the ordinary course of business, or other reports with respect to any such examinations that are ongoing and (iii) all other material correspondence, orders, inquiries and other materials relating to such Ceding Company in respect of the Business received from or delivered to any Insurance Regulator including those relating to such Ceding Company’s accounting, actuarial or reporting practices since January 1, 2022 or that are in effect as of the date hereof, in each case that has been received or delivered by such Ceding Company since January 1, 2022 through the date hereof to the extent in respect of the Business, it being understood that such Ceding Company may redact any portions of such materials unrelated to the Business. Except as set forth in Section 3.09(a) of the Ceding Companies Disclosure Schedule, to the Knowledge of the applicable Ceding Company, (x) such Ceding Company is not, as of the date hereof, subject to any pending financial or market conduct examination by any applicable Governmental Authorities in respect of the Business, (y) such Ceding Company, as of the date hereof, is not subject to any supervision, conservation, rehabilitation, liquidation, receivership, insolvency, bankruptcy or other proceeding and (z) since January 1, 2022, such Ceding Company has not received any written notice from any Governmental Authority or other Person threatening to initiate any such proceeding. Neither Ceding Company is deemed “commercially domiciled” under the applicable Laws of any jurisdiction and neither Ceding Company is otherwise treated as domiciled in a jurisdiction other than Texas, with respect to the Texas Ceding Company, and New York, with respect to the New York Ceding Company.
(b)All marketing materials, brochures and illustrations pertaining to the Reinsured Contracts are, to the extent required under applicable Law, on forms and at rates approved by the applicable Insurance Regulator or filed and not objected to by such Insurance Regulator within the period provided for objection and all such policy forms and rates comply in all material respects with applicable Law, in each case, except as would not reasonably be expected to result in a material violation of applicable Law by, or a material fine on, the applicable Ceding Company. Since January 1, 2022, no material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.
(c)Since January 1, 2022, all benefits due and payable, or required to be credited, by or on behalf of either Ceding Company with respect to the Reinsured Contracts in force on such dates, have in all material respects been paid, credited, as the case may be, in accordance with the terms of such Reinsured Contracts under which they arose, and such payments or credits were not materially delinquent, except for such claims for which the applicable Ceding Company or any Affiliate of such Ceding Company believed there was a reasonable basis to contest payment.
(d)Since January 1, 2022, the Reinsured Contracts have been marketed, sold, issued and administered in compliance, in all material respects, with applicable Law. Since January 1, 2022, each Reinsured Contract that is a security has been (i) offered and sold, and all purchase payments under such Reinsured Contract have been received, (A) pursuant to an effective registration statement under the Securities Act, or (B) under a line of SEC no-action letters which conditionally permits the delivery of alternative disclosures in lieu of updating the registration statements and delivering current prospectuses or (ii) offered and sold in reasonable reliance upon an applicable exemption from the registration and prospectus delivery requirements of the Securities Act.

(e)Neither of the Ceding Companies has received any written notice of any unclaimed property or escheat audit or investigation from any Governmental Authority with respect to the Business that have not been fully resolved. The applicable Ceding Company maintains unclaimed property and escheatment policies and procedures with respect to the Business which comply in all material respects with applicable Law. Since January 1, 2022, each Ceding Company has been in compliance in all material respects with all such policies, procedures and guidelines as then in effect and any applicable Laws related thereto with respect to the Business.
(f)As of the date hereof, there are no material unpaid claims or assessments made with respect to the Reinsured Contracts, against either Ceding Company or any of their Affiliates, by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guaranty fund.
(g)Since January 1, 2022, each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Reinsured Contract or any Separate Account related thereto, as of their respective mailing dates or dates of use, complied with applicable Law, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected be materially adverse to the Reinsured Liabilities, taken as a whole. Since January 1, 2022, all advertising or marketing materials relating to the Reinsured Contracts that were required to be filed with FINRA or any other Governmental Authority have been timely filed therewith, except for any failure to file as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
Section 3.10Existing Reinsurance Contracts.
(a)Each Ceding Company has made available to the Reinsurer copies, and Section 3.10(a) of the Ceding Companies Disclosure Schedule sets forth a true, complete and correct list, of each third-party reinsurance contract (and all amendments thereto) under which such Ceding Company is a party pursuant to which any portion of the Business is reinsured or retroceded that remains in force as of the date hereof or under which such Ceding Company may have any liability in respect of the Business after the date hereof (such contracts, the “Existing Reinsurance Contracts”).
(b)To the Knowledge of the Ceding Companies, no other party to an Existing Reinsurance Contract, other than any Existing Reinsurance Contract to which Reinsurer or any of its Affiliates is a party, is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Except as disclosed on Section 3.10(b) of the Ceding Companies Disclosure Schedule, each such Existing Reinsurance Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, subject in each case to the Enforceability Exceptions. Neither of the Ceding Companies or, to the Knowledge of each Ceding Company, any other party to an Existing Reinsurance Contract, excluding Reinsurer or any of its Affiliates, is in material default or material breach or has failed to perform any material obligation or make any undisputed payments required under any Existing Reinsurance Contract, and, to the Knowledge of such Ceding Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). Since January 1, 2022 through the date of this Agreement, the Ceding Companies have not received written or, to the Knowledge of such Ceding Company, oral notice of (i) cancellation, recapture or modification of any Existing Reinsurance Contract, (ii) premium increases with respect to any Existing Reinsurance Contract or (iii) delinquent payments of such Ceding Company under any Existing Reinsurance Contract, in each case other than any Existing Reinsurance Contract to which Reinsurer or any of its Affiliates is a party.

(c)Except as set forth on Section 3.10(c) of the Ceding Companies Disclosure Schedule, no Existing Reinsurance Contract, other than any Existing Reinsurance Contract to which Reinsurer or any of its Affiliates is a party, contains any provision providing that the Ceding Companies or any other party to such Existing Reinsurance Contract may terminate or modify such Existing Reinsurance Contract by reason of (x) the transactions contemplated by this Agreement or any Transaction Agreement, (y) except as set forth on Section 3.10(c) of the Ceding Companies Disclosure Schedule, a ratings downgrade of the applicable Ceding Company or any of its Affiliates below certain minimum ratings issued by a credit rating agency as set forth in the Existing Reinsurance Contract or (z) a reduction of the applicable Ceding Company’s or its Affiliates’, as applicable, capital and surplus below a certain level as set forth in the applicable Existing Reinsurance Contract.
(d)Section 3.10(d) of the Ceding Companies Disclosure Schedule sets forth a list of all Liens, collateral or security arrangements, including by means of a credit for reinsurance trust or letter of credit, to or for the benefit of any cedent under any Existing Reinsurance Contract.
Section 3.11Brokers. Each Ceding Company or its Affiliates are solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of such Ceding Company or any of its Affiliates.
Section 3.12Actuarial Appraisal. Each Ceding Company has delivered to the Reinsurer a true, complete and correct copy of the actuarial appraisal prepared by the Third-Party Actuary, dated January 17, 2024 and titled Actuarial Appraisal as of June 30, 2023, as updated by the applicable Memoranda prepared by the Third-Party Actuary dated April 3, 2024 and January 7, 2025 (collectively, the “Actuarial Appraisal”). The Third-Party Actuary has not issued either Ceding Company or any of their Affiliates, nor do either Ceding Company nor any of their Affiliates have any pending request for, any new report or errata with respect to the Actuarial Appraisal, nor has the Third-Party Actuary notified either Ceding Company or any of their Affiliates that the Actuarial Appraisal is inaccurate in any material respect. Except as expressly noted in the Actuarial Appraisal, the Actuarial Appraisal has not excluded any product feature or benefit rider available in connection with any Reinsured Contract. The revenue sharing, 12b-1 fees, distribution services fees, administrative services fees, shareholder services fees and other similar fees reflected in the Actuarial Appraisal are consistent in all material respect with the terms of the applicable Material Contracts. The factual information and data provided by each Ceding Company and its Affiliates to the Third-Party Actuary in connection with the preparation of the Actuarial Appraisal was (i) obtained from the Books and Records, (ii) generated from the same underlying sources and systems that were utilized by each Ceding Company and its respective Affiliates to prepare its statutory financial statements for the relevant periods, (iii) with respect to the Actuarial Appraisal, was based upon an accurate in all material respects inventory of in force Reinsured Contracts that, at the time of preparation, was complete in all material respects and (iv) accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal; provided, neither Ceding Company guarantees the projected results included in the Actuarial Appraisals and, except as expressly set forth in this Article III, makes no representation or warranty with respect to any estimates, projections, predictions, forecasts or assumptions in the Actuarial Appraisals.

Section 3.13Separate Accounts.
(a)Section 3.13(a) of the Ceding Companies Disclosure Schedule sets forth a true, complete and correct list of all separate accounts established by each Ceding Company with respect to the Business (collectively, the “Separate Accounts”), including an indication of whether each such Separate Account is (i) registered under the Investment Company Act (and, if applicable, the Investment Company Act registration file number applicable to such Separate Account) or (ii) not registered under the Investment Company Act and associated with a Reinsured Contract that is owned by a policyholder that is or is deemed to constitute the assets of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code (the Separate Accounts referred to in this clause (ii), collectively, the “ERISA Separate Accounts”).
(b)Each Separate Account is, and has been, (i) duly and validly established and maintained in all material respects under applicable Law and (ii) since January 1, 2022, operated in compliance with applicable Law (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act) except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole. Neither of the Ceding Companies nor any of their Affiliates, have engaged in any violation of any fiduciary duty under ERISA or any nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with respect to the ERISA Separate Accounts, in each case, that individually or in the aggregate, have had, or would reasonably be expected to have, a material liability to the Business. None of the Ceding Companies or any of their Affiliates have provided investment advice for a fee in respect of any Reinsured Contract held by any policyholder that is subject to Title I of ERISA or a “plan” within the meaning of Section 4975 of the Code or exercised any management or discretionary authority that would render it a fiduciary under Title I of ERISA or Section 4975 of the Code with respect to such Reinsured Contracts except, in each case, in material compliance with Title I of ERISA or Section 4975 of the Code, as applicable.
(c)Each Separate Account is either (i) registered as an investment company under the Investment Company Act (each, a “Registered Separate Account”), (ii) not an investment company within the meaning of the Investment Company Act, or (iii) not registered as an investment company in reasonable reliance upon the exclusion from the definition of an investment company in Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act and, except as is provided on Section 3.13(a) of the Ceding Companies Disclosure Schedule, is not subject to Title I of ERISA or Section 4975 of the Code. The registration of each Registered Separate Account is in full force and effect. Each Separate Account associated with a Reinsured Contract described in Section 3.13(a)(ii) is a Registered Separate Account. No Separate Account is a management company as defined in Section 4(3) of the Investment Company Act. Since January 1, 2022, each Registered Separate Account has been operated in all material respects in compliance with all applicable Laws (including the conditions of any applicable exemptions obtained from provisions of the Investment Company Act and all applicable regulations, rules, releases and orders of the Securities and Exchange Commission).
(d)Except as set forth in Section 3.13(d) of the Ceding Companies Disclosure Schedule, neither Ceding Company nor any of its Affiliates has received written notice of any examinations, investigations, reviews, inspections or formal or informal inquiries of the Separate Accounts, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Authority that have been conducted, or are pending or, to the Knowledge of each Ceding Company, threatened in writing, since January 1, 2022 through the date hereof.

(e)No Separate Account of such Ceding Company is a management company as defined in Section 4(3) of the Investment Company Act. As of the date hereof, the value of the net assets of each Separate Account has been determined and is being determined using portfolio valuation methods that comply with the methods described in its offering or plan documents.
(f)Each Registered Separate Account has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the United States Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. In the two most recent annual reports under Rule 38a-1 for the Registered Separate Accounts immediately preceding the date of this Agreement and, except as set forth on Section 3.13(f) of the Ceding Companies Disclosure Schedule, there have been no Material Compliance Matters (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act), other than those, if any, which have been both (i) reported as required by Rule 38a-1(a)(4)(iii)(B), and (ii) satisfactorily remedied or in the process of being remedied.
Section 3.14Reserves. The reserves (including reserves established under applicable Law for payment of benefits, losses, claims, expenses and similar purposes (including claims litigation)) maintained by the applicable Ceding Company in respect of the Reinsured Contracts as set forth in the applicable Financial Statements of such Ceding Company as of and for the year ended December 31, 2024 (the “Reserves”), (a) were computed in all material respects in accordance with generally accepted actuarial standards and SAP that, in the case of the New York Ceding Company, specifically relate to the opinion required under section 95.8 of New York Insurance Regulation 126 to the extent not inconsistent therewith and in accordance with the requirements of such regulation, and that are consistently applied and fairly stated, in accordance with sound actuarial principles as of the date of such Financial Statements, (b) were based on actuarial assumptions which produced Reserves at least as great as those called for in any Reinsured Contract provision as to reserve basis and method, and are in accordance with all other Reinsured Contract provisions, in each case except as otherwise noted in the Financial Statements and notes thereto, and (c) met the requirements in all material respects of applicable Law. Notwithstanding the foregoing or anything herein to the contrary, neither Ceding Company nor any of their respective Affiliates makes any representation or warranty in this Section 3.14 or in any other provision of this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby with respect to (i) the adequacy or sufficiency of the Reserves, (ii) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document (including the Financial Statements) or (iii) the future profitability of the Business.
Section 3.15Intellectual Property.
(a)Since January 1, 2022, (i) no Action is pending, settled or, to the Knowledge of the Ceding Companies, threatened against the Ceding Companies alleging that the Ceding Companies have infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of another Person in connection with the operation of the Business; (ii) neither of the Ceding Companies have, in each case with respect to the Business, received any written notice that the operation of the Business is infringing, misappropriating, diluting or violating any Intellectual Property of any other Person; (iii) the operations of the Ceding Companies with respect to the Business have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person; (iv) to the Knowledge of the Ceding Companies, no Person has been or is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Ceding Companies Intellectual Property; and (v) no Action is pending, settled or, to the Knowledge of the Ceding Companies, threatened by the Ceding Companies alleging any infringement, misappropriation, dilution or any other violation of any

Ceding Companies’ Intellectual Property that is material to the operation of the Business by another Person.
(b)Except as would not have a Business Material Adverse Effect, neither the execution, delivery nor performance of this Agreement, and the consummation of the transactions contemplated hereby, will not, with or without notice or the lapse of time or both, in any way impair the right to use, or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of, any Ceding Companies Intellectual Property.
(c)To the Knowledge of the Ceding Companies, none of the Software within the Ceding Companies Intellectual Property contains any malicious code.

Section 3.16Data Protection.
(a)Each Ceding Company uses commercially reasonable measures, including administrative, technical, and physical safeguards, that are designed to (i) protect the confidentiality, integrity and availability of Personal Information that it collects and maintains in connection with the Business and (ii) prevent any unauthorized access to such Personal Information.
(b)Except as set forth in Section 3.16(b) of the Ceding Companies Disclosure Schedule, since January 1, 2022, (i) the applicable Ceding Companies and their Affiliates have maintained privacy policies and have been in compliance in all material respects with such policies and Privacy Requirements; (ii) the applicable Ceding Companies and their Affiliates have not received a written notice (including any enforcement notice), letter, or complaint from any Governmental Authority alleging material noncompliance with any Applicable Privacy Laws nor have they been subject to any proceeding relating to material noncompliance or potential noncompliance with Applicable Privacy Laws; and (iii) neither of the Ceding Companies nor their Affiliates have experienced a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Information, or other adverse events or incidents related to Personal Information, that would require notification to any Person or any Governmental Authority pursuant to Applicable Privacy Laws.
Section 3.17Taxes.
(a)All income, premium and other material Tax Returns required to be filed with respect to the Business have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all income, premium and other material Taxes with respect to the Business (whether or not shown on any Tax Return) have been fully and timely paid.
(b)All material Taxes required to be withheld from amounts owing to any employee, creditor, shareholder or other Person in connection with the Business have been duly withheld and paid over to the relevant Tax Authority.
(c)There are no material Liens for Taxes as a result of any unpaid Taxes upon the Transferred Assets except for Permitted Liens.
(d)Neither of the Ceding Companies is currently subject to any material Tax audit, examination or other proceeding with respect to the Business and no such Tax audit, examination or other proceeding is currently pending or threatened in writing. No agreement is currently in effect extending or waiving the statutory period of limitations for assessment or collection of any material Taxes of the Ceding Companies with respect to the Business (and no written request for such an agreement is outstanding).
Section 3.18Tax Treatment of the Reinsured Contracts.
(a)The tax treatment of each Reinsured Contract is not, and, since the time of issuance (or subsequent modification), has not been, materially less favorable to the Reinsurer, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided at the time of issuance (or any subsequent modification) of such Reinsured Contracts or (ii) for which such Reinsured Contract was designed to qualify at the time of issuance (or subsequent modification).
(b)Each Ceding Company (and solely related to the Business, each of its respective Affiliates) has complied in all material respects with the Product Tax Rules with respect to Reinsured Contracts, including all product tax reporting, withholding and disclosure Laws that are applicable to the Reinsured Contracts of such Ceding Company and distributions thereunder.
(c)Each Reinsured Contract that is subject to Section 817 of the Code complies in all material respects with, and, at all times since issuance, has in all material respects complied with Section 817 of the Code (including the diversification requirements and the investor control doctrine) applicable thereto.
(d)All Reinsured Contracts that are required to satisfy the requirements of Section 72(s) of the Code in order to qualify as annuity contracts for purposes of the Code satisfy in all material respects those requirements and otherwise qualify as annuity contracts for Tax purposes, and all Reinsured Contracts held by Persons other than natural Persons that are intended to be treated as annuity contracts under the Code satisfy in all material respects the requirements of Section 72(u) of the Code and otherwise qualify as annuity contracts for Tax purposes.
(e)Each Ceding Company has, with respect to the Reinsured Business, maintained the information necessary to determine the Reinsured Contracts’ qualification for any applicable Tax treatment under the Code and to facilitate compliance with the Product Tax Rules, including all reporting, withholding, and disclosure requirements applicable to the Reinsured Contracts and distributions thereunder.
(f)Neither the Ceding Companies nor any of their respective Affiliates is bound by any material agreement or arrangement, or is involved in any discussions or negotiations with the IRS or any other Tax Authority, or otherwise has requested relief, regarding the Reinsured Contract. Since January 1, 2018, neither the Ceding Companies nor any of their respective Affiliates is a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Actions with regard to the Tax treatment of any Reinsured Contract, or of any material claims by the purchasers, holders or intended beneficiaries of the Reinsured Contracts regarding the Tax treatment of (i) the Reinsured Contracts or (ii) any plan or arrangement in connection with which such Reinsured Contracts were purchased or have been administered.
(g)Neither the Ceding Companies nor any of their respective Affiliates is a party to any “hold harmless” indemnification agreement or Tax Sharing Agreement under which the Ceding Companies or any of their respective Affiliates is liable for the Tax treatment of (i) the Reinsured Contracts or (ii) any plan or arrangement in connection with which such Reinsured Contracts were purchased or have been administered.

Section 3.19Investment Assets.
(a)The applicable Ceding Company or a trustee acting on any such entity’s behalf, has valid title to all Investment Assets in the Asset Portfolio, free and clear of any Liens other than Permitted Liens. As of the date hereof, except as set forth in Section 3.19(a) of the Ceding Companies Disclosure Schedule, none of the Investment Assets in the Asset Portfolio of the applicable Ceding Company are subject to any capital calls or capital commitments or similar obligations, including any material funding obligation of any kind (including any obligation relating to any derivative).
(b)The Investment Assets in the Asset Portfolio of the applicable Ceding Company do not include any individual mortgage loan, promissory note or “Section 504 Loan.”
Section 3.20ERISA. No underlying general account assets of any Reinsured Contract nor any general account assets transferred to the Reinsurer in connection with the Reinsurance Agreements are “plan assets” of any employee benefit plan or plan for any purpose of ERISA or Section 4975 of the Code, as determined pursuant to Section 3(42) of ERISA, Section 401(b) or (c) of ERISA, Section 4975 of the Code, or otherwise.
Section 3.21Specified Data. The Specified Data relating to the Business that was supplied by or on behalf of the Ceding Companies or any of their Affiliates to the Reinsurer or any of its Representatives in connection with this Agreement, the Reinsurance Agreements or any of the transactions contemplated hereby and thereby as of the date supplied (or if later corrected or supplemented at least three (3) Business Days prior to the date hereof, as of the date corrected or supplemented) (a) was derived from the Books and Records, (b) was generated from the same underlying sources and systems that were utilized to prepare the Financial Statements and the Separate Account Statements, (c) to the extent applicable to the Specified Data, was compiled in all material respects in accordance with generally accepted actuarial principles and practices consistently applied given the intended purpose at the time compiled, (d) was accurate in all material respects as of the date prepared and, to the Knowledge of the Ceding Companies there are no material inaccuracies, updates or changes identified since such date other than as has been provided to the Reinsurer in writing (including any corrections or supplements to such information), if any, and (e) was compiled in good faith and in a commercially reasonable manner given its intended purpose.
Section 3.22Material Contracts. Section 3.22 of the Ceding Companies Disclosure Schedules sets forth a true, complete and correct list of all Material Contracts other than the contracts described in clause (i) of the definition of “Material Contracts” and the contracts described in clause (ii) of the definition of “Material Contracts” representing less than [***]% of all such fees or other payments paid with respect to the Reinsured Contracts during the 12-month period ended December 31, 2024. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Ceding Companies and each Affiliate of either Ceding Company party thereto and, to the Knowledge of the Ceding Companies, each other party thereto, subject to the Enforceability Exceptions. None of the Ceding Companies or any Affiliate of either Ceding Company that is a party thereto, nor, to the Knowledge of the Ceding Companies, any other Person that is a party thereto, is (or, with the giving of notice or the lapse of time or both, will be), in any material respect, in violation or breach of or default under any of the Material Contracts. None of the Ceding Companies or any of their respective Affiliates have received written notice of termination, cancellation or repudiation of, or any breach of or default under, any Material Contract. There exists no circumstance, event, condition or omission that would, with or without notice or lapse of time or both, constitute a material violation, breach or event of default under or with respect to any Material Contract.

Section 3.23Policies. The Ceding Companies have delivered to the Reinsurer true, complete and correct copies of each policy form used with respect to the Reinsured Contracts. The Reinsured Contracts, and all marketing materials, brochures and illustrations pertaining thereto, were, to the extent required by applicable Law, issued on forms and at rates approved by applicable Governmental Authorities or filed with and not objected to by such Governmental Authority within the period provided for objection, and no deficiencies have been asserted by any Governmental Authority with respect to any such filings, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Business Material Adverse Effect. Section 3.23 of the Ceding Companies Disclosure Schedule sets forth a true and correct list of each non-guaranteed element applicable to the Reinsured Contracts.

Section 3.24NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE CEDING COMPANIES’ DISCLOSURE SCHEDULE), NEITHER THE CEDING COMPANIES NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO EACH CEDING COMPANY, THE INVESTMENT ASSETS OR THE BUSINESS, AND EACH CEDING COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SUCH CEDING COMPANY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, FUTURE PERFORMANCE OF THE REINSURED CONTRACTS OR THE BUSINESS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE REINSURER OR ANY OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH CEDING COMPANY ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS, LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 4.10 BELOW.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE REINSURER
Subject to and as qualified by the matters set forth in the Reinsurer Disclosure Schedule pursuant to Section 9.09, the Reinsurer hereby represents and warrants to (i) the Texas Ceding Company as follows as of the date hereof and as of the Texas Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be deemed made as of such specific date) and (ii) the New York Ceding Company as follows as of the date hereof and as of the New York Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be deemed made as of such specific date):
Section 4.01Incorporation and Authority of the Reinsurer.
(a)The Reinsurer (i) is an insurance company duly incorporated, validly existing and in good standing under the Laws of the State of Iowa, (ii) has full corporate power and authority to carry on its business as now conducted by it and to own, lease and operate its properties and assets relating to its business; and (iii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which it conducts business or the ownership, leasing or operation of its properties or assets relating to its business makes such qualification necessary, except, in the case of this clause (iii), where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect.
(b)Each Reinsurer Party has all requisite corporate power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is (or is contemplated to become) a party. The execution and delivery by each Reinsurer Party of the Transaction Agreements to which it is (or is contemplated to become) a party, and the consummation by such Reinsurer Party of the transactions contemplated by, and the performance by such Reinsurer Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate action on the part of such Reinsurer Party. Each of the Transaction Agreements to which a Reinsurer Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Reinsurer Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Reinsurer Party, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exceptions.
Section 4.02No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.03 and Section 4.03 have been obtained, made or taken (and any applicable waiting period has expired or terminated), except as set forth in Section 4.02 of the Reinsurer Disclosure Schedule, and except as may result from any facts or circumstances solely relating to such Ceding Company or its Affiliates (as opposed to any other third party), the execution, delivery and performance by each Reinsurer Party of, and the consummation by such Reinsurer Party of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of such Reinsurer Party, (b) violate or conflict with any Law or other Governmental Order applicable to such Reinsurer Party or by which it or its respective properties or assets are bound or subject or (c) result in any breach or violation of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, impairment, alteration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets, rights or properties of such Reinsurer Party pursuant to, or result in any acceleration of remedies, penalty or material increase or decrease in an amount payable or an obligation or benefit under, any Contract to which the Reinsurer is a party, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Reinsurer Material Adverse Effect.
Section 4.03Consents and Approvals. Except as set forth in Section 4.03 of the Reinsurer Disclosure Schedule, the execution and delivery by each Reinsurer Party of the Transaction Agreements do not, and the performance by such Reinsurer Party of, and the consummation by such Reinsurer Party of the transactions contemplated by, the Transaction Agreements will not, require any Governmental Approval to be obtained or made by such Reinsurer Party or any of its Affiliates prior to the Closing, except for such Governmental Approvals the failure of which to be obtained or made has not, and would not reasonably be expected to, individually or in the aggregate, result in a Reinsurer Material Adverse Effect.
Section 4.04Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Reinsurer, threatened in writing against the Reinsurer that (i) question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Reinsurer Party to enter into any of the Transaction Agreements, (ii) could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations or financial condition of the Reinsurer, or (iii) with any counterparties to any reinsurance agreements or similar arrangements in which such Reinsurer is the assuming reinsurer that, solely in the case of this clause (iii), (x) would reasonably be expected to result in damages in excess of [***] dollars ($[***]), (y) is a class action or is a petition seeking class certification for such Action or (z) involves claims alleging bad faith or extra-contractual obligations.
Section 4.05Solvency. Assuming (a) the accuracy of the representations and warranties of the Ceding Companies in Section 3.04 (disregarding any references to material, Business Material Adverse Effect or similar qualifiers), (b) the satisfaction of the conditions precedent set forth in Section 6.01 and Section 6.03, (c) the performance by each Ceding Company of its obligations under this Agreement and (d) that, immediately prior to the Closing, clauses (i), (ii) and (iii) below, as if they were made in respect of each Ceding Company and the Business at such time, are true, then, immediately after giving effect to the consummation of the transactions contemplated by the Transaction Agreements, the Reinsurer together with its subsidiaries will be Solvent. For the purposes of this Section 4.05, the term “Solvent,” when used with respect to a Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person shall, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage and (iii) such Person will be able to pay its liabilities in the ordinary course of business as they mature or become due.
Section 4.06Regulatory Matters.
(a)The Reinsurer and the Guarantor are in compliance with applicable Law, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect their ability to timely perform their obligations under this Agreement.

(b)Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Reinsurer, the Guarantor or any of their respective Affiliates executing any Transaction Agreement to timely perform their respective obligations under this Agreement and the Transaction Agreements, the Reinsurer, the Guarantor and any such Affiliates (i) hold and maintain in full force and effect all material Permits from all Governmental Authorities necessary for the operation and conduct of their business as of the date hereof and to own or use their respective assets and properties owned and used on the date hereof in each of the jurisdictions in which such business is operated and conducted and (ii) are in compliance in all material respects with all such Permits.
Section 4.07Financial Statements.
True, complete and correct copies of (i) the audited annual statutory financial statements of the Reinsurer as of and for each of the years ended December 31, 2023 and December 31, 2024, together with the exhibits, schedules and notes thereto in each case, as filed with the Delaware Division of Insurance or the Iowa Insurance Division, as applicable, and (ii) the unaudited quarterly statutory financial statements of the Reinsurer as of and for the three months ended March 31, 2025, together with the exhibits, schedules and notes thereto ((i) and (ii) collectively, the “Reinsurer Financial Statements”) have been provided to the Ceding Companies prior to the date hereof. The Reinsurer Financial Statements (1) were derived from the books and records of the Reinsurer and its Affiliates, as applicable, (2) have been prepared in all material respects in accordance with SAP applied consistently throughout the periods involved (subject to the omission of notes and normal year-end adjustments in the case of the unaudited statements) and (3) present fairly, in all material respects, the statutory financial position, statutory results of operations and capital and surplus of the Reinsurer, as of their respective dates and for the respective periods covered thereby in accordance with SAP. All assets that are reflected as admitted assets in the Reinsurer Financial Statements, to the extent applicable, comply in all material respects with all Laws applicable to admitted assets. No material weakness has been asserted by any Governmental Authority with respect to any of the Reinsurer Financial Statements, other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority as of the date hereof, or with respect to any matter arising after the date hereof, the Closing Date. The Reinsurer did not utilize any permitted practices in the preparation of the Reinsurer Financial Statements.
Section 4.08Financial Ability. The Reinsurer will have at the Closing, sufficient immediately available funds to pay all amounts payable pursuant to this Agreement and the Transaction Agreements at Closing or otherwise necessary to timely consummate the transactions contemplated by the Transaction Agreements. Except to the extent contemplated by the Transaction Agreements, the obligations of the Reinsurer to effect the transactions contemplated by the Transaction Agreements are not conditioned upon the availability to the Reinsurer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.
Section 4.09Brokers. The Reinsurer or its Affiliates are solely responsible for the payment of the fees and expenses, if any, of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Reinsurer or any of its Affiliates.

Section 4.10Data Protection.
(a)The Reinsurer uses commercially reasonable measures, including administrative, technical, and physical safeguards, that are designed to (i) protect the confidentiality, integrity and availability of Personal Information that it collects and maintains and (ii) prevent adverse unauthorized access to such Personal Information.
(b)Since January 1, 2022, (i) the Reinsurer and its Affiliates have been in compliance in all material respects with Privacy Requirements; (ii) the Reinsurer and its Affiliates have not received a written notice (including any enforcement notice), letter, or complaint from any Governmental Authority alleging noncompliance with any Applicable Privacy Laws nor have been subject to any proceeding relating to noncompliance or potential noncompliance with Applicable Privacy Laws; and (iii) none of Reinsurers or its Affiliates has experienced a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Information, or other adverse events or incidents related to Personal Information, that would require notification to any Person or any Governmental Authority pursuant to Applicable Privacy Laws.
Section 4.11NO WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE REINSURER DISCLOSURE SCHEDULE), NEITHER THE REINSURER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE REINSURER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE REINSURER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE CEDING COMPANIES OR ANY OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE REINSURER ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS, LIMITATIONS AND QUALIFICATIONS SET FORTH IN SECTION 3.23 ABOVE.

Article V
COVENANTS
Section 5.01Conduct of Business Prior to the Closing. During the period from the date of this Agreement through the earlier of (A) the Texas Closing Date (with respect to the Texas Ceding Company) or the New York Closing Date (with respect to the New York Ceding Company) or (B) the termination of this Agreement, except as otherwise required or contemplated or permitted by this Agreement, as set forth in Section 5.01 of the Ceding Companies Disclosure Schedule, as required by applicable Law, Governmental Order or with the prior written consent of the Reinsurer (which consent shall not be unreasonably withheld, delayed or conditioned), the Ceding Companies shall (x) conduct the Business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to preserve intact the Business, preserve its business organization intact and maintain its existing relations and goodwill with customers, Tax Authorities and Governmental Authorities, and (z) notwithstanding clause (x) or clause (y), not, and shall cause their respective Affiliates not to (in each case, solely with respect to the Business):
(a)reincorporate or re-domesticate either Ceding Company;
(b)fail to pay or satisfy when due any material amount that after the Closing Date would constitute a liability of any of the Reinsured Contracts (other than any such Reinsured Liability that is being contested in good faith);
(c)other than in the ordinary course and consistent with past practice and consistent with other similar business of the Ceding Companies or their respective Affiliates, materially change any of its actuarial, financial, underwriting, reserving, pricing, claims, risk retention, reinsurance, retrocession, investment, claims administration, hedging, risk management or accounting policies, practices or principles to the extent relating to the Business, except insofar as may be required by a concurrent change in applicable Law or SAP (or the interpretation thereof) or as may be required by any Governmental Authority;
(d)abandon, assign, modify, waive, surrender, withdraw, terminate, fail to renew or allow to lapse any material Permit of the Ceding Companies to the extent relating to the Business;
(e)other than as required by Law, amend, terminate, recapture, waive any material rights under or commute any Material Contract or any Existing Reinsurance Contract, or enter into any Contract that would constitute a Material Contract or an Existing Reinsurance Contract if in effect as of the date hereof;
(f)fail to timely file with any Governmental Authorities any required annual or quarterly financial statements and other material insurance regulatory reports, statements, documents, registrations filings or submissions;
(g)take any action or omit to take any action that would constitute a breach of Section 2.8 under either Reinsurance Agreement as if such Reinsurance Agreement were then in effect;
(h)take any action or omit to take any action that would constitute a breach of Section 4.6 under either Reinsurance Agreement as if such Reinsurance Agreement were then in effect;

(i)seek approval from any applicable Governmental Authority for the use of any accounting practices related to the Reinsured Contracts that depart from the accounting practices prescribed or permitted by applicable Law in the Ceding Company’s state of domicile;
(j)(i) settle or compromise any material claim, or enter into any material agreement with any Tax Authority (including a “closing agreement” under Section 7121 of the Code), in each case with respect to any Tax or Tax Returns relating to the Business or a Reinsured Contract, (ii) make, change or revoke any material Tax election relating to the Business or a Reinsured Contract (except, in each case, in the ordinary course of business consistent with past practice) or (iii) extend the applicable statute of limitations with respect to any material Taxes relating to the Business or a Reinsured Contract; or
(k)enter into any agreement or arrangement of any kind with respect to any of the foregoing.
Section 5.02Pre-Closing Access to Information.
(a)From the date of this Agreement until the Closing Date, subject to Section 5.02(b), each Ceding Company shall give the Reinsurer and its authorized Representatives, upon reasonable advance written notice and during regular business hours and subject to the rules applicable to visitors at the Ceding Company’s offices generally, reasonable access to the Books and Records and to managerial personnel of such Ceding Company and its Affiliates who are knowledgeable about the Business. Any such access shall be conducted at the Reinsurer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of such Ceding Company and its Affiliates.
(b)Notwithstanding anything to the contrary contained in this Agreement or any other agreement between the Reinsurer or any of its Affiliates and either Ceding Company or any of its Affiliates, prior to the Closing, such Ceding Company shall have no obligation to make available to the Reinsurer or its Representatives, or to provide the Reinsurer or its Representatives with access to or copies of (i) any Tax Return or (ii) any information if the applicable Ceding Company determines, in its reasonable judgment, that making such information available could reasonably be expected to (A) result in a waiver of any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that the applicable Ceding Company shall (1) to the extent permitted under applicable Law and any applicable confidentiality or similar obligations, notify the Reinsurer of the circumstances which would limit the provision of such information, (2) cooperate with any requests for, and use its commercially reasonable efforts to obtain any, waivers and (3) use its commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense or common interest agreements), in each case, that would enable any otherwise required disclosure to the Reinsurer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.
Section 5.03Reasonable Best Efforts.
(a)Upon the terms and subject to the conditions set forth in this Agreement, the Reinsurer and the Ceding Companies shall, and shall cause their respective Affiliates (which, for the avoidance of doubt, in respect of the Reinsurers or the Ceding Companies for purposes of this Section 5.03 shall include Control Investors) to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other

Party in doing, all things reasonably necessary or advisable to fulfill all conditions applicable to such Party pursuant to the Transaction Agreements and to consummate and make effective, in the most expeditious manner practicable, each Closing and the other transactions contemplated by this Agreement and the other Transaction Agreements, including: (i) preparing and filing with any Governmental Authority as soon as reasonably practicable after the date hereof and in any event within twenty (20) Business Days of the date hereof all Required Regulatory Approvals and any other notices, filings and requests for approval set forth on Schedule 5.03(a)(i) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) using reasonable best efforts to obtain all Required Regulatory Approvals and any other Governmental Approvals set forth on Schedule 5.03(a)(ii) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and other Transaction Agreements and (iii) using reasonable best efforts to comply as promptly as practicable with all requirements and requests of Governmental Authorities applicable to the transactions contemplated by this Agreement and the other Transaction Agreements; provided that in no event shall any Party be required to consent to any condition, limitation, modification, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements consented to would or would reasonably be likely to result in a Burdensome Condition and no Party nor any of its Affiliates shall agree to take any action that would constitute a Burdensome Condition with respect to the other Party. Prior to any Party being entitled to invoke a Burdensome Condition, each of the Parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition, (y) discuss in good faith potential approaches that would avoid such Burdensome Condition or potential Burdensome Condition or mitigate its impact; and (z) negotiate in good faith with respect to any potential modification of the terms of this Agreement or the other Transaction Agreements, on mutually acceptable terms and on an equitable basis, in a way that would substantially eliminate any such Burdensome Condition or potential Burdensome Condition or sufficiently mitigate its adverse effect so that it would no longer constitute a Burdensome Condition or a potential Burdensome Condition hereunder; provided that neither such Reinsurer nor such Ceding Company shall be required to enter into an amendment or modification of this Agreement, any other Transaction Agreement or any transactions contemplated by such Reinsurer or such Ceding Company in respect of the Business solely by virtue of engaging in the process described in this Section 5.03(a). Any steps a Party agrees to take through the process described in clauses (x), (y) or (z) of the previous sentence for the mitigation of any potential Burdensome Condition shall not themselves constitute a Burdensome Condition hereunder, but may, to the extent applicable, be taken into account in determining whether any action, condition, limitation, modification, restriction, requirement or qualification constitutes a Burdensome Condition hereunder.
(b)Each of the Parties agrees that it shall consult with the other with respect to the obtaining of all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and each Party shall keep the other apprised at reasonable intervals of the status of such matters relating to such Governmental Approvals. Each Party shall have the right to review in advance and shall be provided with a reasonable opportunity to comment on, and to the extent practicable each shall consult the other on, in each case subject to applicable Law, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, and each Party agrees to in good faith consider comments of the other Party thereon. Each Party shall promptly deliver to the other Party copies of all such filings, applications and submissions relating thereto, and any supplement, amendment or item of additional information in connection therewith. Each Party shall at reasonable intervals advise each other upon receiving any substantive communication from any Governmental Authority with respect to any Governmental Approval required to consummate the transactions contemplated by this Agreement and the other Transaction

Agreements, including at reasonable intervals furnishing each other copies of such substantive communication, and shall promptly advise each other if and when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent, approval, waiver or authorization will not be obtained or that the receipt of any such consent, approval, waiver or authorization will be materially delayed or conditioned. Notwithstanding the foregoing, no Party shall be required to disclose to the other Party any of its or its Affiliates’ confidential, sensitive or competitive information or any personally identifiable or non-public information of their respective officers, directors or other applicable individuals. Each Party shall be solely responsible for the costs of making such notices and filings or obtaining any such Governmental Approvals that it is required to make or obtain.
(c)Each of the Parties agrees that it shall not, and shall cause its respective Affiliates not to, at any time prior to the Closing, in connection with the transactions contemplated by the Transaction Agreements, agree to, or permit, any amendment or modification of the filings made in connection with the transactions contemplated by the Transaction Agreements without providing the other Party with an opportunity to review such amendment or modification, subject to redaction of personally identifiable information and any of such Party’s or its Affiliates’ confidential, sensitive or competitive information or personally identifiable or non-public information of their respective officers, directors or other applicable individuals, and subject to any restrictions under applicable Law.
Section 5.04Confidentiality.
(a)The terms of the non-disclosure agreement, dated December 10, 2023 (together with all amendments, modifications, joinders and supplements thereto, the “Confidentiality Agreement”), between Venerable Holdings, Inc. and Baton are incorporated into this Agreement by reference and shall continue in full force and effect until the New York Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided that the Ceding Company’s and its Affiliates’ remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the New York Closing shall survive the Closings. If for any reason neither the Texas Closing nor the New York Closing is consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (disregarding, however, any provision contained therein that provides for termination thereof upon the execution of this Agreement).
(b)From and after the New York Closing, the Reinsurer and each Ceding Company (the “Receiving Party”) shall, and shall cause their respective Affiliates and Representatives to, maintain the confidentiality of, not disclose to any other Person (other than such Receiving Party’s Affiliates and Representatives) and not use any Confidential Information of the other party (the “Disclosing Party”), except that the foregoing requirements shall not apply (A) to the extent that any such information is required by applicable Law, stock exchange rules, Governmental Order or a Governmental Authority to be disclosed, after prior notice has been given to the Disclosing Party (including in any report, statement, testimony or other submission to such Governmental Authority), or (B) to the extent that any such information is reasonably necessary to be disclosed in connection with the performance of the obligations or the enforcement of the rights of any Party under this Agreement or any other Transaction Agreement, or in connection with any Action or in any dispute with respect to this Agreement or any other Transaction Agreement. If the Receiving Party or any of its Affiliates or Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information, such Receiving Party shall, to the extent permitted by applicable Law, (1) provide the Disclosing Party with prompt written notice of such requirement and (2) cooperate with the Disclosing Party and its Affiliates to obtain a protective order or similar remedy to cause such confidential information not to be disclosed. In the event that such protective order or other similar remedy is not obtained, the Receiving Party (or its applicable Affiliates or Representatives) to the extent required to make such disclosure shall furnish only that portion of the confidential information that has been legally compelled, and shall exercise its reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed confidential information.
Section 5.05Non-Solicitation.
(a)Except with respect to the Specified Employees, as contemplated by the Membership Interest Purchase Agreement, the Reinsurer agrees that, from the date hereof until the twelve (12) month anniversary of the New York Closing Date, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly, induce or solicit for employment or engagement, employ or engage any officer or managerial employee of the Ceding Companies or any of their respective Affiliates with whom the Reinsurer or its Representatives had substantive contact or of whom the Reinsurer or its Representatives first became aware in connection with the evaluation of the transactions contemplated by this Agreement or the other Transaction Agreements; provided, however, that neither the Reinsurer nor its Representatives will be precluded from (a) soliciting for employment or engagement, employing or engaging any such officer or employee who is not, and was not at any time during the immediately preceding six (6) month period, employed by the Ceding Companies or any of their respective Affiliates prior to commencement of any such discussion or (b) soliciting for employment or engagement, employing or engaging any such officer or employee who approaches the Reinsurer of his or her own initiative, without any direct or indirect solicitation by the Reinsurer, or (c) making general solicitations (including by a bona fide search firm) not specifically targeted at either Ceding Company or its Affiliates’ officers or employees or hiring or engaging any such officer or employee who responds to such permitted solicitations.
(b)Each Ceding Company agrees that, from the date hereof until the twelve (12) month anniversary of the New York Closing Date, it shall not, and shall cause its controlled Affiliates not to, directly or indirectly, induce or solicit for employment or engagement, employ or engage any officer or managerial employee of the Reinsurer or any of its Affiliates with whom a Ceding Company or its Representatives had substantive contact or of whom a Ceding Company or its Representatives first became aware in connection with the evaluation of the transactions contemplated by this Agreement or the other Transaction Agreements (including, following the consummation of the transactions contemplated by the Membership Interest Purchase Agreement, the Specified Employees); provided, however, that neither the Ceding Companies nor their respective Representatives will be precluded from (a) soliciting for employment or engagement, employing or engaging any such officer or employee who is not, and was not at any time during the immediately preceding six (6) month period, employed by the Reinsurer or any of its Affiliates prior to commencement of any such discussion or (b) soliciting for employment or engagement, employing or engaging any such officer or employee who approaches either Ceding Company of his or her own initiative, without any direct or indirect solicitation by the Ceding Company, or (c) making general solicitations (including by a bona fide search firm) not specifically targeted at the Reinsurer or its Affiliates’ officers or employees or hiring or engaging any such officer or employee who responds to such permitted solicitations.
Section 5.06Further Assurances. After the Closing, each of the Parties shall, and shall cause its respective Affiliates to, (i) execute and deliver, at the reasonable request of the other Party, such additional documents and instruments in form and substance reasonably acceptable to the providing Party as may be reasonably required to give effect to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby and (ii) take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Party; provided that nothing in this Section 5.06 shall require any Party to accept any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.
Section 5.07Privilege Preservation. Recognizing that Willkie Farr & Gallagher LLP (“Willkie”) has acted as legal counsel to the Ceding Companies and their Affiliates prior to the Closings, all communications involving attorney-client confidences between each Ceding Company and its Affiliates and Willkie in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Ceding Companies and their Affiliates. Accordingly, the Reinsurer shall not have access to any such communications, or to the files of Willkie relating to such engagement, whether or not the Closings shall have occurred and such communications and files shall not constitute Books and Records for any purpose hereunder. Without limiting the generality of the foregoing, upon and after the Closings, (a) the Ceding Companies and their Affiliates (and not the Reinsurer) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Reinsurer shall not be a holder thereof, (b) to the extent that files of Willkie in respect of such engagement constitute property of the client, only the Ceding Companies and their Affiliates (and not the Reinsurer) shall hold such property rights and (c) Willkie shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Reinsurer with respect to such engagement.
Section 5.08Information Planning. Between the date hereof and each applicable Closing Date, the applicable Ceding Company shall deliver to the Reinsurer the information set forth on Schedule 5.08 in material compliance with the service level agreements and formats set forth therein, including as to the dates such information is required to be delivered, and, only if and to the extent so agreed, other information necessary to manage the reinsurance contemplated by the Reinsurance Agreements reasonably agreed by the Ceding Companies and the Reinsurer. Beginning ten (10) Business Days prior to the applicable Closing (such ten (10) Business Day period, the “Information Testing Period”), each Business Day prior to the applicable Closing Date, the applicable Ceding Company shall deliver to the Reinsurer the information set forth on Schedule M-1 in material compliance with the service level agreements and formats set forth therein, including as to the dates such information is required to be delivered (the “Pro Forma Information Report”). Any out-of-pocket expenses of the Ceding Companies arising out of information requests of the Reinsurer beyond the requirements set forth in Schedule 5.08 or Schedule M-1 shall be borne by the Reinsurer. The Reinsurer shall treat all information received pursuant to this Section 5.08 in accordance with Section 13.15 of the Reinsurance Agreements as if such Reinsurance Agreements were then in effect.
Section 5.09Further Action.
(a)From the date hereof through the Closing Date, each Party shall promptly notify the other Parties and keep them advised of, to the Knowledge of the Ceding Companies or to the Knowledge of the Reinsurer, as applicable, the occurrence of (a) any pending or threatened Action or receipt of notice by any Governmental Authority that challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby on the Closing Date, (b) any Business Material Adverse Effect or Reinsurer Material Adverse Effect, (c) any event that would reasonably be expected to result in any of the conditions set forth in Article VI not being capable of being fulfilled by the Closing Date or (d) any pending or threatened Action against any of the Parties that would adversely affect such Party’s ability to consummate the transactions contemplated hereby on the Closing Date. No notification made pursuant to this Section 5.09 shall have the effect of satisfying any condition set forth in Article VI or be deemed to be disclosed to the other Party for purposes of determining whether any Person may be entitled to indemnification hereunder. The failure to provide any such notification shall not (i) constitute a failure to satisfy any condition set forth in Article VI or (ii) relieve any Party from its obligation to consummate the transactions contemplated by this Agreement or any of the other Transaction Agreements.
(b)Each of the Ceding Companies and the Reinsurer shall, and shall cause their respective Affiliates to use reasonable best efforts to work together in good faith to negotiate the terms of each Transaction Agreement and other document required or contemplated to be delivered in connection with the transactions contemplated by this Agreement that is not attached to this Agreement in substantially final form, including all exhibits, annexes and schedules thereto.
Section 5.10Derivative Protocol. From and after the date hereof until the Texas Closing Date, subject to the provisions thereof, the Texas Ceding Company and the Reinsurer shall, and shall cause their respective Affiliates to, follow the derivative protocols set forth on Schedule 5.10 (the “Derivative Protocols”), including the allocation of the Final Derivatives Portfolio to the Derivatives Funds Withheld Account created under the Texas Reinsurance Agreement as of the Texas Closing in accordance with the Derivatives Protocol.
Section 5.11Closing Reports.
(a)The Ceding Companies and the Reinsurer shall cooperate in good faith to mutually agree on the information to be delivered to Reinsurer as reasonably necessary to permit Reinsurer to prepare the Reinsurer Interim Required Balance Report. Subject to and following agreement on such information, the Ceding Companies shall prepare and deliver to Reinsurer on or prior to the tenth (10th) Business Day of each calendar month between the date hereof and the applicable Closing Date, a report setting forth the Ceding Companies’ good faith estimate of the Initial Premium as set forth in cell S11 of tab “IP Roll-Forward Model” of the Initial Premium Roll-Forward Model as of such date with respect to the Texas Reinsurance Agreement and cell T11 of tab “IP Roll-Forward Model” of the Initial Premium Roll-Forward Model as of such date with respect to the New York Reinsurance Agreement.
(b)Subject to the timely receipt by the Reinsurer of the information contemplated by Section 5.11(a), the Reinsurer shall prepare and deliver to the Ceding Companies on or prior to the twelfth (12th) Business Day of each calendar month between the date hereof and the applicable Closing Date a report (each, a “Reinsurer Interim Required Balance Report”) setting forth (i) Reinsurer’s estimated calculation of the applicable Initial Aggregate Required Balance as of the end of the immediately preceding month, which amount shall be calculated in accordance with the Required Balance Model and Calculation Methodologies and (ii) the Reinsurer Sensitivity Grid (as defined in the Reinsurance Agreement), prepared by the Reinsurer with the cooperation of the Ceding Companies as if the Reinsurance Agreements were in effect at the time of such preparation.
Section 5.12Tax Matters.
(a)For purposes of this Agreement and the Membership Interest Purchase Agreement, Taxes shall be apportioned with respect to any Straddle Period by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the applicable Closing Date and the other which began at the beginning of the day following the applicable Closing Date and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the books were closed at the close of the Closing Date; provided that all property Taxes and similar assessments imposed on a periodic basis shall be apportioned between such two taxable periods based on the number of days of such Straddle Period included in the applicable Pre-Closing Tax Period and the number of days of such Straddle Period beginning after the applicable Closing Date.

(b)Notwithstanding anything to the contrary contained herein, but subject to Section 7.01 of the Membership Interest Purchase Agreement, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), if any, shall be borne 50% by the Ceding Companies and 50% by the Reinsurer. All Tax Returns with respect to Transfer Taxes shall be filed by the Party required to file the Tax Return under applicable Law, and the Ceding Companies and the Reinsurer, as applicable, shall reimburse the filing Party for any Transfer Taxes that are borne by the Ceding Companies and the Reinsurer, respectively, pursuant to this Section 5.12(b). The Ceding Companies and the Reinsurer shall cooperate in timely filing all Tax Returns and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith. For the avoidance of doubt, any reimbursement obligation pursuant to this Section 5.12(b) shall not be subject to the limitation under Section 8.03(a) or Section 8.03(b).
(c)After the applicable Closing Date, the Ceding Companies and the Reinsurer shall (and shall cause their respective Affiliates to) (a) provide the other Party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return relating to the Business, the Transferred Assets or the Reinsured Contracts or, subject to Section 8.05, any audit or other examination by any Tax Authority (including providing any necessary powers of attorney) or defense of any judicial, administrative or other proceeding relating, in each case, to Taxes with respect to the Business, the Transferred Assets or the Reinsured Contracts and (b) make available and retain (and provide the other Party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties. Any information obtained under this Section 5.12 shall be kept confidential except as otherwise may be necessary in connection with the filing of Tax Returns or in conducting a contest or as otherwise may be required by applicable Law.
Article VI
CONDITIONS TO CLOSING AND RELATED MATTERS
Section 6.01Conditions to the Obligations of the Reinsurer and the Ceding Companies. The obligations of the Parties to effect each Closing are subject to the satisfaction (or waiver by each Party) at or prior to the Texas Closing or the New York Closing, as applicable, of the following conditions:
(a)No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law, or issued a Governmental Order, that is in effect on the applicable Closing Date and prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement and the applicable Transaction Agreements.
(b)Required Regulatory Approvals. All Required Regulatory Approvals, in respect of such Closing, if any, shall have been obtained or made, and shall be in full force and effect, without the imposition of a Burdensome Condition on the Party seeking to invoke this condition.
Section 6.02Conditions to Obligations of the Ceding Companies. The obligation of the Ceding Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by such Ceding Company, at or prior to the Texas Closing or the New York Closing, as applicable, of each of the following conditions:

(a)Representations and Warranties; Covenants. (i) The Reinsurer Fundamental Representations shall be true and correct in all but de minimis respects as of the date hereof and as of each Closing Date as if made on the applicable Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct in all but de minimis respects as of such date), (ii) the other representations and warranties of the Reinsurer contained in Article IV shall be true and correct (without giving effect to any limitations as to materiality or Reinsurer Material Adverse Effect set forth therein) as of the date hereof and as of each Closing Date as if made on the applicable Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Reinsurer Material Adverse Effect, (iii) the covenants contained in this Agreement to be complied with by the Reinsurer or its Affiliates at or before the applicable Closing shall have been complied with in all material respects and (iv) the Reinsurer shall have delivered a certificate to the Ceding Companies dated as of the applicable Closing Date that the conditions described in the foregoing clauses (i)-(iii) have been satisfied, signed by a duly authorized executive officer of the Reinsurer.
(b)No Reinsurer Material Adverse Effect. Since the date hereof through the Texas Closing Date and the New York Closing Date, as applicable, there shall not have been one or more adverse events, changes or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have, a Reinsurer Material Adverse Effect.
(c)No Guarantor Material Adverse Effect. Since the date hereof through the Texas Closing Date, there shall not have occurred any fact, event, circumstance, effect, development, condition, violation or occurrence that, individually or in the aggregate, has had a Guarantor Material Adverse Effect.
Section 6.03Conditions to Obligations of the Reinsurer. The obligations of the Reinsurer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Reinsurer, at or prior to the Texas Closing or the New York Closing, as applicable, of each of the following conditions:
(a)Representations and Warranties; Covenants. (i) The applicable Ceding Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of each Closing Date as if made on the applicable Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct in all respects as of such date), (ii) the other representations and warranties of the applicable Ceding Company contained in Article III (other than the representation and warranty set forth in clause (b) of Section 3.05 (Absence of Certain Changes)) shall be true and correct (without giving effect to any limitations as to materiality or Business Material Adverse Effect set forth therein) as of the date hereof and as of the applicable Closing Date as if made on the applicable Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Business Material Adverse Effect, (iii) the representation and warranty set forth in clause (b) of Section 3.05 (Absence of Certain Changes) with respect to the applicable Ceding Company shall be true and correct as of the applicable Closing Date as though made as of the applicable Closing Date, (iv) the covenants contained in this Agreement to be complied with by the applicable Ceding Company or its Affiliates on or before the applicable Closing shall have been complied with in all material respects, and (v) the applicable Ceding Company shall have delivered a certificate to the Reinsurer dated as of the applicable Closing Date that the conditions described in the foregoing clauses (i) through (iv) have been satisfied, signed by a duly authorized executive officer of each such Ceding Company.
(b)No Business Material Adverse Effect. There shall not have occurred any event, circumstance or change that has had, or would reasonably be expected to have, a Business Material Adverse Effect.
(c)Information Planning. The applicable Ceding Company shall have (i) delivered the Pro Forma Information Report to the Reinsurer in compliance in all material respects with the requirements thereof as set forth on Schedule M-1 for five (5) consecutive Business Days during the Information Testing Period and (ii) begun the delivery of the Priority Information, in material compliance with the service level agreements and formats set forth therein, including as to the dates such information is required to be delivered, and shall have continued to deliver the Priority Information in material compliance with the service level agreements and formats set forth therein, including as to the dates such information is required to be delivered, through the five (5) Business Days prior to the anticipated Closing Date.
Section 6.04Frustration of Closing Condition. None of either Ceding Company or the Reinsurer may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations set forth in this Agreement.
Article VII
TERMINATION AND WAIVER
Section 7.01Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the applicable Closing, in each case solely to the extent relating to the Texas Business or the New York Business, as applicable, and with no effect to the validity or enforceability of the remainder of this Agreement (including, for the avoidance of doubt, the transactions contemplated by the Texas Closing or the New York Closing, as applicable, to the extent such Closing has occurred prior to the time this Agreement is terminated with respect to the other Closing):
(a)by the mutual written consent of the Ceding Companies and the Reinsurer;
(b)by any Party, if both Closings have not occurred on or before April 1, 2026 (the “Outside Date”); provided, however, that, if on the date that would have been the Outside Date the conditions set forth in Section 6.01(b) are the only conditions in Article VI (other than those conditions that by their terms are to be satisfied at the applicable Closing) that shall not have been satisfied or waived on or before such date, either party may extend the Outside Date to July 1, 2026 upon delivering written notice of extension to the other party; or in either case such later date as the Parties may mutually agree at their sole discretion (such extended Outside Date shall be the “Outside Date” for all purposes under this Agreement); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to a Party if the failure of such occurrence was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
(c)by any Party in the event of the issuance of a final, nonappealable Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.01(c) shall have performed in all material respects its obligations under this Agreement;

(d)by the Reinsurer in the event of a breach by either of the Ceding Companies of any of such Ceding Company’s covenants, representations or warranties contained herein that would result in the conditions to the applicable Closing set forth in Section 6.03(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, such Ceding Company shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from the Reinsurer requesting such breach to be cured; provided, however, that the Reinsurer may not terminate this Agreement pursuant to this Section 7.01(d) at any time during which the Reinsurer is in breach of this Agreement such that such Ceding Company has the right to terminate this Agreement pursuant to Section 7.01(e); and
(e)by the Ceding Companies in the event of a breach by the Reinsurer of any of the Reinsurer’s covenants, representations or warranties contained herein that would result in the conditions to the applicable Closing set forth in Section 6.02(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Reinsurer shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from either of the Ceding Companies requesting such breach to be cured; provided, however, that the Ceding Companies may not terminate this Agreement pursuant to this Section 7.01(e) at any time during which either Ceding Company is in breach of this Agreement such that the Reinsurer has the right to terminate this Agreement pursuant to Section 7.01(d).
Section 7.02Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other Party.
Section 7.03Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall thereafter become null and void and there shall be no liability on the part of any Party (or Representative of such Party) to this Agreement other than in respect of Section 5.04 (Confidentiality); provided that nothing in this Section 7.03 shall relieve the Ceding Companies or the Reinsurer from liability for any Fraud or Willful Breach of this Agreement. The provisions of Section 1.01, Section 5.04, this Section 7.03 and Article IX shall survive any termination hereof pursuant to Section 7.01. The Parties hereby acknowledge and agree that each Party may petition a court to award damages in connection with any Fraud or Willful Breach of this Agreement by another Party, which may not be limited to reimbursement of expenses or out-of-pocket costs but may include the benefit of the bargain lost by such Party (taking into consideration relevant matters, including other transactions or combination opportunities and the time value of money). No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
Article VIII
SURVIVAL; INDEMNIFICATION
Section 8.01Survival of Representations, Warranties and Covenants.
(a)The representations and warranties of the Ceding Companies and the Reinsurer in this Agreement shall survive the Closings solely for purposes of this Article VIII and shall terminate and expire on the date that is eighteen (18) months after the applicable Closing Date; provided that (i) the Ceding Company Fundamental Representations and the Reinsurer Fundamental Representations shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations and (ii) the Ceding Company Specified Representations, the representations under Section 3.17 and the Product Tax Representations shall survive until the date that is three (3) years after the applicable Closing Date. All of the covenants and agreements made by the Ceding Companies or the Reinsurer in this Agreement which, by their terms, are to be performed or complied with in their entirety at or prior to the

Texas Closing, and all claims and causes of action with respect thereto, shall terminate on the date that is twelve (12) months after the Texas Closing Date, and no claim for breach or failure to perform any such covenant shall be made after such time. All of the covenants and agreements made by the Ceding Companies or the Reinsurer in this Agreement which, by their terms, are to be performed or complied with in their entirety at or prior to the New York Closing, and all claims and causes of action with respect thereto, shall terminate on the date that is twelve (12) months after the New York Closing Date, and no claim for breach or failure to perform any such covenant shall be made after such time. All of the covenants and agreements made by the Ceding Companies or the Reinsurer in this Agreement which, by their terms, are to be performed or complied with in whole or in part following the applicable Closing, and all claims and causes of action with respect thereto, shall survive for a period of six (6) months beyond the period provided in such covenants and agreements.
(b)Each of the representations and warranties, covenants and agreements contained in the Membership Interest Purchase Agreement shall survive the SAAMCo Closing in accordance with Section 6.01 of the Membership Interest Purchase Agreement.
(c)Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid and any right to indemnification for such claim is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided (whether or not formal legal action shall have been commenced based upon such claim) will be timely made for purposes hereof.
Section 8.02Indemnification.
(a)Each Ceding Company, on a several and not joint basis, shall indemnify, defend and hold harmless the Reinsurer and its Affiliates and their respective successors and assigns (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or sustained, incurred or suffered by such Reinsurer Indemnified Persons to the extent resulting from, arising out of or relating to:
(i)any breach or failure to be true of any representations or warranties of: (x) such Ceding Company under Article III hereof, other than the Ceding Company Fundamental Representations, the Ceding Company Specified Representations or the representations and warranties made in Section 3.17 or (y) solely in respect of the Texas Ceding Company, SAAMCo under Article III of the Membership Interest Purchase Agreement, other than the SAAMCo Seller Fundamental Representations and the SAAMCo Tax Representations;
(ii)any breach or failure to be true of: (x) any Ceding Company Fundamental Representations or the representations and warranties made in Section 3.17 by such Ceding Company, or (y) solely in respect of the Texas Ceding Company, any SAAMCo Seller Fundamental Representations;
(iii)any breach of failure to be true of any Ceding Company Specified Representations by such Ceding Company;
(iv)solely in respect of the Texas Ceding Company, the SAAMCo Pre-Closing and Excluded Liabilities; or
(v)any breach, nonfulfillment or default in the performance of any agreement or covenant of: (x) a Ceding Company under this Agreement or (y) solely in respect of the Texas Ceding Company, Seller or SAAMCo (solely with respect to such agreements or covenants of SAAMCo to be performed at or prior to the SAAMCo Closing) under the Membership Interest Purchase Agreement.
(b)The Reinsurer shall indemnify, defend and hold harmless the Ceding Companies and their respective Affiliates and their respective successors and assigns (collectively, the “Ceding Company Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or sustained, incurred or suffered by such Ceding Company Indemnified Persons to the extent resulting from, arising out of or relating to:
(i)any breach or failure to be true of any representations or warranties of: (x) the Reinsurer under Article IV hereof, other than the Reinsurer Fundamental Representations or (y) the Reinsurer under Article IV of the Membership Interest Purchase Agreement, other than the SAAMCo Buyer Fundamental Representations;
(ii)any breach or failure to be true of: (x) any Reinsurer Fundamental Representations of the Reinsurer or (y) any SAAMCo Buyer Fundamental Representations;
(iii)the SAAMCo Assumed Liabilities; or
(iv)any breach, nonfulfillment or default in performance of any agreement or covenant of: (x) the Reinsurer under this Agreement or (y) the Reinsurer and SAAMCo (solely with respect to such agreements or covenants of SAAMCo to be performed following the SAAMCo Closing) under the Membership Interest Purchase Agreement. Notwithstanding anything herein to the contrary, for the avoidance of doubt, the indemnification obligations of the applicable Ceding Company and the Reinsurer described in Sections 8.02(a) and (b) above shall only apply (x) with respect to any representations or warranties or covenants of the Texas Ceding Company, following the Texas Closing, (y) with respect to any representations or warranties or covenants of the New York Ceding Company, following the New York Closing and (z) with respect to the SAAMCo Pre-Closing and Excluded Liabilities, the SAAMCo Assumed Liabilities and any representations or warranties or covenants of Seller or SAAMCo under the Membership Interest Purchase Agreement, following the SAAMCo Closing.
(c)For purposes of determining whether there has been a breach or failure to be true of any representation or warranty contained in this Agreement or in the Membership Interest Purchase Agreement and for calculating the amount of any Indemnifiable Losses under this Article VIII, each representation and warranty contained in this Agreement or the Membership Interest Purchase Agreement, as applicable (other than in respect of (x) the second and third sentences of Section 3.04(b) and Section 3.04(d)(iii) (Financial Statements; Books and Records), the first sentence of Section 3.05 (Absence of Certain Changes) and Section 4.07 (Financial Statements) with respect to this Agreement and (y) the first sentence of Section 3.07 (Absence of Certain Changes) with respect to the Membership Interest Purchase Agreement) shall be read without regard to any materiality (including qualifiers as to “material,” “materially,” “in any material respect,” “in all material respects” or other derivations of the word “material” used alone or in a phrase) or any Business Material Adverse Effect, Reinsurer Material Adverse Effect, Company Material Adverse Effect or Buyer Material Adverse Effect qualifier contained therein, as applicable.
Section 8.03Certain Limitations.

(a)Neither Ceding Company shall be obligated to indemnify and hold harmless its Indemnitees for any claims or Indemnifiable Losses: (i) arising under Section 8.02(a)(i) or (iii), with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Indemnifiable Losses in excess of $[***] (the “Threshold Amount”) (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which such Ceding Company is responsible under clause (ii) below), (ii) arising under Section 8.02(a)(i) or (iii), unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees for such claims or Indemnifiable Losses arising under Section 8.02(a)(i) or (iii) exceeds (A) in the case of the Texas Ceding Company, $[***] and (B) in the case of the New York Ceding Company, $[***] (as applicable to each of the Texas Ceding Company and the New York Ceding Company, and without aggregation between the Texas Ceding Company and the New York Ceding Company, the “Deductible”), at which point each Ceding Company, as applicable, shall be liable to its Indemnitees for the value of the Indemnitees’ claims for such claims or Indemnifiable Losses arising under Section 8.02(a)(i) and (iii) that are in excess of the applicable Deductible, subject to the limitations set forth in this Article VIII; and (iii) arising under Section 8.02(a)(i), the maximum aggregate liability of each Ceding Company to Reinsurer Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims, and the maximum aggregate amount of all such Losses the Reinsurer Indemnified Persons shall be entitled to recover, pursuant to Section 8.02(a)(i) shall be (A) in the case of the Texas Ceding Company, $[***], and (B) in the case of the New York Ceding Company, $[***] (as applicable to each of the Texas Ceding Company and the New York Ceding Company, and without aggregation between the Texas Ceding Company and the New York Ceding Company, the “Cap”). The aggregate amount of all Losses for which each Ceding Company shall be liable, and the maximum aggregate amount of all such Losses the Reinsurer Indemnified Persons shall be entitled to recover, pursuant to Sections 8.02(a)(i), (ii), (iii) and (iv) shall not exceed (a) $[***] with respect to the Texas Ceding Company, and (b) $[***] with respect to the New York Ceding Company. The aggregate amount of all Losses for which each Ceding Company shall be liable, and the maximum aggregate amount of all such Losses the Reinsurer Indemnified Persons shall be entitled to recover, pursuant to Sections 8.02(a) shall not exceed (x) $[***] with respect to the Texas Ceding Company, and (y) $[***] with respect to the New York Ceding Company.
(b)The Reinsurer shall not be obligated to indemnify and hold harmless its Indemnitees for any claims or Indemnifiable Losses arising under Section 8.02(b)(i), (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances), unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Indemnifiable Losses in excess of the Threshold Amount (nor shall any claim that does not exceed the Threshold Amount be applied to or considered for purposes of calculating the amount of Indemnifiable Losses for which the Reinsurer is responsible under clause (ii) below), (ii) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees for such claims or Indemnifiable Losses arising under Section 8.02(b)(i) exceeds (A) in the case of the Texas Ceding Company, $[***] and (B) in the case of the New York Ceding Company, $[***] (as applicable to each of the Texas Ceding Company and the New York Ceding Company, and without aggregation between the Texas Ceding Company and the New York Ceding Company, the “Reinsurer Deductible”), at which point the Reinsurer shall be liable to its Indemnitees for the value of the Indemnitee’s claims for such claims or Indemnifiable Losses arising under Section 8.02(b)(i) that is in excess of the Reinsurer Deductible, subject to the limitations set forth in this Article VIII, and (iii) the maximum aggregate liability of the Reinsurer to Ceding Company Indemnified Persons for any and all Indemnifiable Losses pursuant to this Agreement for claims pursuant to Section 8.02(b)(i) shall be an amount equal to (A) in the case of the Texas Ceding Company, $[***], and (B) in the case of the New York Ceding Company, $[***] (as applicable to each of the Texas Ceding

Company and the New York Ceding Company, and without aggregation between the Texas Ceding Company and the New York Ceding Company, the “Reinsurer Cap”). The aggregate amount of all Losses for which the Reinsurer shall be liable, and the maximum aggregate amount of all such Losses the Ceding Company Indemnified Persons shall be entitled to recover pursuant to Sections 8.02(b)(i) and (ii) shall not exceed $[***]. The aggregate amount of all Losses for which the Reinsurer shall be liable, and the maximum aggregate amount of all such Losses the Ceding Company Indemnified Persons shall be entitled to recover, pursuant to Sections 8.02(b) shall not exceed (x) $[***] with respect to the Texas Ceding Company, and (y) $[***] with respect to the New York Ceding Company.
(c)Each Indemnitee shall use reasonable best efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder, including by using reasonable best efforts to collect the maximum amount recoverable with respect thereto under any direct insurance coverage or other applicable source of recovery, net of the amount of the costs and expenses incurred by the Indemnitee in procuring such recovery; provided that this sentence shall not be applicable to any reinsurance, retrocession or similar arrangement entered into by the Reinsurer with regard to periods from and after the Effective Time.
(d)Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. For the avoidance of doubt, no Party shall be entitled to collect indemnification with respect to the same Indemnifiable Loss more than once. Notwithstanding anything to the contrary contained in this Agreement, no Reinsurer Indemnified Person shall be entitled to indemnification with respect to any particular Loss to the extent the same underlying subject matter of the Loss was specifically resolved in accordance with Section 2.05(f) or taken into account in the calculation of the Closing Tangible Book Value (as defined in the Membership Interest Purchase Agreement) in accordance with 2.04 of the Membership Interest Purchase Agreement, including any Taxes (as defined in the Membership Interest Purchase Agreement) accrued therein.
Section 8.04Definitions.
(a)“Indemnifiable Losses” means any and all Losses; provided that any Indemnifiable Losses (i) shall in no event include any amounts constituting special, punitive or exemplary damages other than such damages actually paid to a non-Affiliate in respect of a Third-Party Claim, (ii) shall in no event include any amounts constituting consequential, indirect or incidental damages (including any damages on a lost profits, lost revenue, diminution of value, multiples or similar basis) except to the extent (A) such types of damages are actually paid to a non-Affiliate in respect of a Third-Party Claim, or (B) solely with respect to consequential damages, including on a (1) diminution of value (other than as described in the immediately following subclause (2), (2) (A) lost profits, (B) lost revenue and (C) diminution of value based on lost profits or lost revenue, in which such cases of subclauses (2)(A) – (C) which shall be determined, with respect to this Agreement, by application of actuarial assumptions, methodologies and approaches consistent with the manner in which the applicable Ceding Commission was determined, (3) multiples or (4) similar basis, (x) such damages are recoverable under the laws of the State of New York, (y) the Indemnitee satisfies all elements necessary for proof of such damages under such laws, and (z) such damages are determined to result from or arise out of the Business or the SAAMCo Business, as applicable, as conducted prior to Closing and shall not take into account any current or future plans for the Business following the applicable Closing Date or the SAAMCo Business following the SAAMCo Closing Date, as applicable, regardless of whether such plans are communicated to or known by the applicable Ceding Company and (iii) shall be net of any amounts actually recovered (after deducting related reasonable costs and expenses and premium increases) by the Indemnitee for the Indemnifiable

Losses for which such Indemnity Payment is made under any insurance policy, warranty or indemnity or otherwise from any Person other than a Party hereto or any Affiliate of a Party hereto, with such recovered amounts reduced by the amount of the costs and expenses incurred by the Indemnitee in procuring such recovery and the costs of any premium increases as a result of such recovery, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount in excess of the Indemnitee’s total Indemnifiable Losses that is received by it from any such other Person with respect to an Indemnifiable Loss to the extent that any indemnification with respect thereto has actually been paid pursuant to this Agreement. Indemnity Payments shall not be reduced for any amounts recovered under any reinsurance agreement.
(b)“Indemnitee” means any Person entitled to indemnification under this Agreement.
(c)“Indemnitor” means any Person required to provide indemnification under this Agreement.
(d)“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement.
(e)“Third-Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or any Affiliate of any Party to this Agreement. For the avoidance of doubt, claims, actions, suits or proceedings between or among Parties to this Agreement or their respective Affiliates will not be Third-Party Claims hereunder.
Section 8.05Procedures.
(a)If any Indemnitee receives notice of assertion or commencement of any Third-Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than twenty (20) days after becoming aware) thereof (a “Claim Notice”) and such Claim Notice shall include a reasonable description of the claim and facts and circumstances with respect to the subject matter of the claim, to the extent such facts are available to the Indemnitee and any documents relating to the claim and an estimate of the Indemnifiable Loss to the extent known or estimable. Thereafter, the Indemnitee shall deliver to the Indemnitor, within two (2) calendar days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. No delay on the part of the Indemnitee in notifying any Indemnitor or delivering any notice or document shall relieve the Indemnitor from any obligation or otherwise affect the rights of any Indemnitee hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay. The parties agree that (i) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable survival period specified in Section 8.01; and (ii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.05(a) shall be expressly barred and are hereby irrevocably and unconditionally waived; provided further that, if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 8.05(a) of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VIII, notwithstanding the passing of such applicable date.
(b)Subject to Section 8.05(d), if a Claim Notice relates to a Third-Party Claim, the Indemnitor shall be entitled to participate in and control the defense of any Third-Party Claim and, if it so chooses by giving written notice to the Indemnitee within twenty (20) Business Days after its receipt of the Claim Notice with respect to such Third-Party Claim, to assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, at the Indemnitor’s expense. Should the Indemnitor so elect to assume the defense of a Third-Party Claim, the Indemnitee shall have the right but not the obligation to participate in any such defense with its own counsel, in a manner subordinate to the Indemnitor and its assumption of defense and with it being understood that the Indemnitor shall control such defense, and at its own expense; provided that the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnitee concludes based on the advice of counsel that a conflict in interest between the Indemnitor and the Indemnitee exists with respect to such Third-Party Claim, the Indemnitor shall be liable for the reasonable out-of-pocket legal expenses of one counsel that are incurred by the Indemnitee in connection with the defense thereof. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third-Party Claim as provided above and the twenty (20) Business Day period thereafter). If the Indemnitor chooses to defend any Third-Party Claim, the Parties shall cooperate in the defense of any Third-Party Claim. Such cooperation shall include the retention and (upon the other Party’s request) the provision to the other Party of records and information that are relevant to such Third-Party Claim, and are in the possession or control of such Party, subject to any bona fide claims of attorney-client privilege, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third-Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third-Party Claim without the Indemnitor’s prior written consent; provided that the Indemnitee may pay, settle, compromise or discharge such a Third-Party Claim without the written consent of the Indemnitor if the sole relief granted is equitable relief for which the Indemnitor would have no direct or indirect liability and to which the Indemnitor would not be subject and no statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitor or any of its Affiliates or Representatives is made. If the Indemnitor has assumed the defense of a Third-Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third-Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnitor may pay, settle, compromise or discharge such a Third-Party Claim without the written consent of the Indemnitee if (i) such settlement (A) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third-Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee and (D) does not encumber any of the assets of the Indemnitee or include any restriction or condition that would apply to or adversely affect the Indemnitee and (ii) the Indemnitor shall pay or cause to be paid all amounts arising out of such settlement concurrently with the effectiveness of such settlement.
(c)The applicable Ceding Company shall notify the Reinsurer in writing upon receipt by any Ceding Company or any of its Affiliates of any pending or threatened audits or assessments relating to any Product Tax Matter and furnish to the Reinsurer copies of all correspondence received in connection with such audits or assessments. For the avoidance of doubt, the applicable Ceding Company shall control any and all corrective and remediation measures with respect to any Product Tax Matter, including as relates to the Reinsured Contracts and the Business, provided that the applicable Ceding Company shall notify the applicable Reinsurer in advance of taking any such measures and consult with the applicable Reinsurer in good faith regarding any such measures. In the event that such measures with respect to any claim for indemnification for a Product Tax Matter include making any request to the IRS for relief with respect to such failure, the applicable Ceding Company shall control all proceedings with the IRS, including attendance at meetings and approval of all written submissions and the decision of whether or not to enter into a closing agreement or other arrangement with the IRS in connection with such discussions or other proceedings, provided that the applicable Ceding Company shall keep the applicable Reinsurer reasonably informed of the status of such proceedings and consult with the applicable Reinsurer in good faith regarding such proceedings, and if the closing agreement or other arrangement involves any admission that would reasonably be expected to form the basis of the determination of any future liability of the applicable Reinsurer Indemnified Person, or any nonmonetary relief against or commitments by such Reinsurer Indemnified Person, or otherwise restricts the future activity or conduct of such Reinsurer Indemnified Person, then the applicable Ceding Company may not enter into any such closing agreement or other arrangement without such Reinsurer Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)Notwithstanding anything to the contrary contained in this Article VIII, no Indemnitor shall have any liability under this Article VIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnitee without the consent of such Indemnitor.
Section 8.06Direct Claims. The Indemnitor will have a period of thirty (30) Business Days within which to respond in writing to any Claim Notice by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third-Party Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee. The Indemnitee shall reasonably cooperate with and assist the Indemnitor in determining the validity of any such claim for indemnity by the Indemnitee.
Section 8.07Sole Remedy. The Parties acknowledge and agree that, except (a) as provided in Article II and Section 9.13, (b) for other equitable remedies that cannot be waived as a matter of law, or (c) in the event that a Party is finally determined by a court of competent jurisdiction to have committed a Fraud regarding such Party’s representations, warranties, covenants or other agreements set forth in this Agreement or the Membership Interest Purchase Agreement or in any certificate furnished in connection with the Closing, if any Closing occurs, the provisions set forth in this Article VIII and any remedy contemplated by the other Transaction Agreements shall be the sole and exclusive remedy of the Parties hereto and their respective officers, directors, employees, agents and Affiliates for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement or the Membership Interest Purchase Agreement, or for any other claim under or arising out of this Agreement or the Membership Interest Purchase Agreement.
Section 8.08Treatment of Indemnity Payment. The Parties shall treat any Indemnity Payment as an adjustment to the purchase price with respect to the applicable asset for U.S. federal income tax purposes in a manner that is consistent with Section 2.06, except as otherwise required by applicable Law.
Article IX
GENERAL PROVISIONS
Section 9.01Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 9.02):
(a)if to the Texas Ceding Company:
American General Life Insurance Company
2727 Allen Parkway
Houston, Texas, 77019
Attention:     Elias Habayeb
         Polly Klane
Tel:        [***]
        [***]
Email:         [***]
         [***]

and
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:     John Schwolsky
         Howard Block
Tel:        (212) 728-8232
        (212) 728-8977
Email:         jschwolsky@willkie.com
         hblock@willkie.com

(b)if to the New York Ceding Company:
The United States Life Insurance Company in the City of New York
200 Liberty Street
New York, NY 10281
Attention:     Elias Habayeb
         Polly Klane
Tel:        [***]
        [***]
Email:         [***]
         [***]

and
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:     John Schwolsky
         Howard Block
Tel:        (212) 728-8232
        (212) 728-8977
Email:         jschwolsky@willkie.com
         hblock@willkie.com

(c)if to the Reinsurer:
Corporate Solutions Life Reinsurance Company
1475 Dunwoody Drive
West Chester, PA 19380
Attention:    Miles Kaschalk
        Timothy Brown
Tel:         [***]
        [***]
Email:        [***]
        [***]

with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention:    Perry J. Shwachman
        Jonathan Kelly
Tel:        (312) 853-7061
        (212) 839-5835
Email:        pshwachman@sidley.com
        jjkelly@sidley.com

Section 9.03Public Announcements. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, neither the Parties to this Agreement, nor any of their respective Affiliates or Representatives, shall make any public disclosure concerning plans or intentions relating to the customers, agents, or employees of, or other Persons with significant business relationships with, the Ceding Companies without first obtaining the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except in each case as may be required by Law or applicable securities exchange rules.
Section 9.04Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Transaction Agreements are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Transaction Agreements be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.
Section 9.05Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Companies and/or their respective Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and the other Transaction Agreements.
Section 9.06Assignment. This Agreement shall not be assigned (whether by operation of law, including by merger, division or insurance business transfer, or otherwise) by any Party without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 9.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 9.07No Third-Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.08Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
Section 9.09Schedules. Any disclosure set forth in the Ceding Companies Disclosure Schedule with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure to such other Sections would be reasonably apparent on the face of such disclosure. Matters reflected in any Section of the Ceding Companies Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in the Ceding Companies Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
Section 9.10Submission to Jurisdiction.
(a)Each of the Parties irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(b)Any such Action may and shall be brought in such courts and each of the Parties irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 9.02.
(d)Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 9.11Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Section 9.12Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 9.13Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 9.10(a) having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled hereunder or at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 9.14Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, right, power or privilege, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 9.15Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) any statement that a document has been “delivered,” “provided” or “made available” to the Reinsurer means that such document has been uploaded to the Data Room not later than three (3) Business Days prior to the date of this Agreement or is set forth in Section 9.15(l) of the Ceding Companies Disclosure Schedule; (m) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (o) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (p) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (q) references to “days” mean calendar days unless Business Days are specified; (r) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (s) all capitalized terms used without definition in the Schedules and Exhibits referred to herein, or any certificate or other document made or delivered pursuant hereto, shall have the meanings ascribed to such terms in this Agreement; (t) where a word or phrase is defined herein, each of its grammatical forms shall have a corresponding meaning; and (u) where a term is defined as being as set forth in each or the applicable Reinsurance Agreement, such definition shall be interpreted to mean as applicable to each such Ceding Company severally and not jointly under such applicable Reinsurance Agreement.
Section 9.16Reserves. Notwithstanding anything to the contrary in this Agreement, neither Ceding Company nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of such Ceding Company or any of its Affiliates, for any purpose of this Agreement, any other Transaction Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to (a) the adequacy or sufficiency of the reserves of such Ceding Company, (b) the future profitability of the Business or (c) the effect of the adequacy or sufficiency of the reserves of such Ceding Company on any “line item” or asset, liability or equity amount on any financial or other document.
Section 9.17Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail or other means of electronic transmission utilizing reasonable image scan technology (including pdf, DocuSign or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 9.18Conflict Between Transaction Agreements. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
Section 9.19Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs incurred by the prevailing party in such Proceeding will be reimbursed by the other Party; provided that if a Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding will award a reimbursement of the fees, costs and expenses incurred by the prevailing party on an equitable basis.
Section 9.20Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
Section 9.21Guarantee. The Guarantor hereby irrevocably and unconditionally agrees, as principal and not as surety, to cause the prompt and full discharge by the Reinsurer of all of the Reinsurer’s payment and other covenants, agreements and obligations under this Agreement (collectively, the “Reinsurer Obligations”), in accordance with the terms hereof. The Reinsurer acknowledges and agrees that the Reinsurer Obligations are the joint and several obligations of the Reinsurer and the Guarantor. If the Reinsurer shall default in the due and punctual performance of any Reinsurer Obligation, the Guarantor will forthwith make or cause to be made full payment of any amount due with respect thereto at its sole cost and expense or otherwise cause such agreement, covenant or obligation to be satisfied by the Reinsurer. The

Guarantor hereby makes the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03 and Section 4.09, mutatis mutandis, as if it were the Reinsurer thereunder.  The Guarantor is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Notwithstanding anything to the contrary contained in this Agreement, the Guarantor is a party to this Agreement solely with respect to this Section 9.21 and shall have no other obligations or liabilities pursuant to this Agreement.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
AMERICAN GENERAL LIFE INSURANCE COMPANY
By    /s/ Bryan Pinsky
Name: Bryan Pinsky
Title: President, Individual Retirement
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
By    /s/ Bryan Pinsky
Name: Bryan Pinsky
Title: President, Individual Retirement
CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
By    /s/ Catherine Ann Mahone
Name: Catherine Ann Mahone
Title: CAO
SOLELY FOR PURPOSES OF ARTICLE IX:
VENERABLE HOLDINGS, INC.
By    /s/ David Marcinek
Name: David Marcinek
Title: Chairman & CEO